Exhibit 3.1

EXECUTION COPY

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TITAN ENERGY, LLC

ii

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TITAN ENERGY, LLC

THIS AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT OF TITAN ENERGY, LLC, a Delaware limited liability company (the “Company”), dated as of September 1, 2016 is entered into by and effectuated by Atlas Resource Partners, L.P., a Delaware limited partnership and the sole member of the Company (“ARP” or the “Initial Member”).

WITNESSETH:

WHEREAS, the Company is a wholly owned subsidiary of ARP and was originally formed as a Delaware corporation;

WHEREAS, on July 27, 2016, ARP and certain of its direct and indirect domestic Subsidiaries (as defined below), including the Company (each, a “Debtor”, and collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 16-12149 (SHL) (Jointly Administered) (the “Cases”);

WHEREAS, on July 27, 2016, the Debtors filed the Joint Prepackaged Chapter 11 Plan of Reorganization of Atlas Resource Partners, L.P., et al, pursuant to chapter 11 of the Bankruptcy Code (the “Plan”) in the Cases;

WHEREAS, on August 26, 2016, the Plan was confirmed by the Bankruptcy Court;

WHEREAS, on August 26, 2016, as contemplated by the Plan, the Company converted into a limited liability company and, in connection therewith, the Initial Member entered into that certain Limited Liability Company Agreement effective as of August 26, 2016, as amended (the “Initial Agreement”);

WHEREAS, on September 1, 2016, as contemplated by the Plan, the Initial Member contributed all of its assets and business to the Company in exchange for five million (5,000,000) Common Shares (as defined below), which represented all of the outstanding Common Shares;

WHEREAS, pursuant to the Plan, the Initial Member will transfer all of the outstanding Common Shares to certain creditors of the Initial Member in satisfaction of certain obligations of the Initial Member to such creditors;

WHEREAS, pursuant to the Plan, prior to such transfer of Common Shares, the Initial Member is required to amend and restate the Initial Agreement in accordance with the Plan; and

WHEREAS, Section 9.2 of the Initial Agreement provides that the Initial Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Initial Member.

NOW, THEREFORE, in accordance with the Plan, the Initial Agreement is amended and restated to provide in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Member” means a Person (as defined below) admitted to the Company as a Member (as defined below) pursuant to Section 4.5(d) and who is shown as such on the books and records of the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Titan Energy, LLC, as it may be amended, supplemented or restated from time to time.

“Appraiser” has the meaning assigned to such term in Section 5.7(c).

“ARP” has the meaning assigned to such term in the preamble hereto.

“ARP Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 31, 2013, by and among ARP, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and other parties party thereto, as amended, amended and restated (including as amended and restated on the Closing Date pursuant to that certain Third Amended and Restated Credit Agreement), supplemented, or otherwise modified and in effect as of the Closing Date (as defined below), and shall include any amendments, amendments and restatements, supplements, refinancings, renewals, replacements, extensions and other modifications thereof made strictly in accordance with (including the obtaining of any required consents hereunder), and as permitted by, this Agreement.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“ATLS” means Atlas Energy Group, LLC.

“Bankruptcy Code” has the meaning assigned to such term in the Recitals.

“Bankruptcy Court” has the meaning assigned to such term in the Recitals.

“Board of Directors” has the meaning assigned to such term in Section 7.1.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cases” has the meaning assigned to such term in the Recitals.

“Catch-Up Contribution” has the meaning assigned to such term in Section 5.7(b).

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more Common Shares or a certificate, in such form as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more other Company Securities (as defined below).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class A Directors” means the Directors designated as Class A Directors under Section 7.1(e).

“Class B Directors” means the Directors designated as Class B Directors under Section 7.1(e).

“Closing Date” means September 1, 2016.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Share” means a Company Security representing a fractional part of the Company Securities of all Members, and having the rights and obligations specified with respect to Common Shares in this Agreement. The term “Common Share” does not refer to, or include, a Series A Preferred Share (as defined below).

“Common Shareholder” means a Shareholder (as defined below) holding one or more Common Shares.

“Company” has the meaning assigned to such term in the preamble hereto.

“Company Group” means the Company and its Subsidiaries treated as a single consolidated entity.

“Company Security” means any class or series of equity or voting interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity or voting interest in the Company), including Common Shares and Series A Preferred Shares.

“Conflicts Committee” means a committee of the Board of Directors composed of one or more directors, each of whom (a) is not an officer or employee of the Company, (b) is not an officer, director or employee of any Affiliate of the Company, (c) is not a holder of any ownership interest in the Company, other than Common Shares or other awards granted to such director under the Company’s equity compensation plans, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act (as defined below) and the rules and regulations of the Commission thereunder and by the National Securities Exchange (as defined below), if any, on which the Common Shares are listed or admitted for trading; provided, however, that prior to the Fallaway Date (as defined below), (i) the Conflicts Committee shall be composed only of Class B Directors eligible to serve and (ii) the GSO Designee shall be deemed to be eligible to serve on the Conflicts Committee.

“Current Market Price” as of any date of any class of Company Securities listed or admitted to trading on any National Securities Exchange means the average of the daily closing prices per limited liability company interest of such class for the 20 consecutive trading days immediately prior to such date. For the purposes of this definition, “closing price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Company Securities of such class are listed or admitted to trading or, if such Company Securities of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the applicable over-the-counter market or any other system then in use, or, if on any such day such Company Securities of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Company Securities of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Company Securities of such class, the fair value of such Company Securities on such day as determined by the Board of Directors. For the purposes of this definition, “trading day” means a day on which the principal National Securities Exchange on which such Company Securities of any class are listed or admitted to trading is open for the transaction of business or, if Company Securities of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Debtor” or “Debtors” has the meaning assigned to such term in the Recitals.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delegation” has the meaning assigned to such term in the definition of “Delegation Agreement”.

“Delegation Agreement” means the Delegation of Management Agreement of even date herewith, pursuant to which the Company has delegated to Management (as defined below) (the “Delegation”) all of the Company’s rights and powers to manage and control the business and affairs of Opco (as defined below) to the fullest extent permitted under the Opco LLC Agreement (as defined below) and the Delaware Act, subject to the terms and conditions of the Delegation Agreement, as may be amended from time to time in accordance with the terms thereof and the terms and conditions of this Agreement with respect to Non-Delegated Duties (as defined below).

“Designated Holders” means those Shareholders that as of the signing date of the RSA would have, on a pro forma basis, held 5% or more of the Common Shares as of the Closing Date.

“Directors” means the members of the Board of Directors.

“Disclosure Statement” means the Disclosure Statement for the Plan.

“Distribution Period” means any period of time (including Month (as defined below), Quarter (as defined below) or other period of time) selected by the Board of Directors (such selection being a Non-Delegated Duty) with respect to which distributions shall be made by the Company pursuant to Section 6.1(a).

“DQ List” means any list of “disqualified institutions”, “disqualified lenders” or similar term howsoever defined in the ARP Credit Agreement or any refinancing or replacement thereof.

“Eligibility Certificate” has the meaning assigned to such term in Section 4.7(b).

“Eligible Holder” means a Member whose nationality, citizenship or other related status would not, in the determination of the Board of Directors (such determination being a Non-Delegated Duty), create a substantial risk of cancellation or forfeiture as described in Section 4.7(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Fair Market Value” has the meaning assigned to such term in Section 5.7(c).

“Fair Value of the Company” means, as of a particular date, the value (including, for the avoidance of doubt, the control premium associated with a sale of all of the equity of a company), expressed in US dollars, that would be obtained at such time in a sale to an unaffiliated buyer on arm’s-length terms of all of the equity of the Company on a stand-alone basis and, for avoidance of doubt, shall not be subject to any discount for a sale of a minority interest.

“Fallaway Date” means the first date on which the ratio of Total Debt (as defined in the ARP Credit Agreement as of the Closing Date), as of such date, to EBITDA (as defined in the ARP Credit Agreement as of the Closing Date, excluding, without duplication, gains and losses arising out of mark to market and cash settlement, prior to the Closing Date, of commodity derivative contracts) for the last 12 months preceding the date of determination is less than 3.5 to 1, as reflected in any regularly prepared quarterly or annual financial statements of the Company.

“Group Member” means a member of the Company Group.

“GSO” means GSO Capital Partners LP.

“GSO Designee” means Michael Zawadzki and any other individual designated by GSO pursuant to Section 7.1(e).

“GSO Funds” has the meaning assigned to such term in Section 12.2(g).

“Indemnitee” means (a) any Person who is or was a manager, managing member, officer, director, employee, agent, tax matters partner, fiduciary or trustee of any Group Member or any Affiliate of any Group Member, (b) any Group Member or any Affiliate of any Group Member, (c) any Person who is or was serving at the request of the Company as a manager, managing member, officer, director, employee, agent, tax matters partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) Management, its Affiliates, and any manager, managing member, officer, director, employee or agent of Management or any of its Affiliates, in each case with respect to any act or omission under, pursuant to, in accordance with or related to the Delegation Agreement, (e) any Person that the Board of Directors designates as an “Indemnitee” for purposes of this Agreement (such designation being a Non-Delegated Duty), and (f) GSO and its Affiliates, including any manager, managing member, officer, director, employee or agent of GSO, the GSO Funds and any manager, managing, member, officer, director, employee or agent of the GSO Funds, solely, in each case, in its capacity as a Person who has or had the right to designate or appoint a Class B Director under Section 7.1(e).

“Ineligible Holder” has the meaning assigned to such term in Section 4.7(c).

“Initial Agreement” has the meaning assigned to such term in the Recitals.

“Initial Compensation Arrangements” means the employment agreements and Management Incentive Plan (as defined below) entered into and adopted, respectively, by the Company in connection with the consummation of the Plan, including the employment agreements between the Company and Opco, on the one hand, and each of Edward Cohen, Jonathan Cohen, Daniel Herz and Mark Schumacher, on the other hand.

“Initial Distribution” means the transfer by the Initial Member (as defined below) of Common Shares pursuant to the Plan.

“Initial Member” means Atlas Resource Partners, L.P.

“Interest” means the ownership interest of a Member in the Company, which may be evidenced by Common Shares, Series A Preferred Shares or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement, and which shall exclude options, warrants, rights and appreciation rights relating to an equity interest in the Company.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Date” means the date on which dissolution of the Company occurs.

“Liquidator” means one or more Persons selected by the Board of Directors to perform the functions described in Section 11.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Management” means Titan Energy Management, LLC, a Delaware limited liability company.

“Management Incentive Plan” means that certain Management Incentive Plan described in the “New Atlas Executive Compensation and Management Incentive Program Term Sheet” dated as of the date of the RSA (as defined below) and attached as an exhibit to the Term Sheet For 7.75% and 9.25% Senior Notes, which is attached as Exhibit C to the RSA (as further documented by The Titan Energy, LLC Management Incentive Plan and The Titan Energy Management Incentive Plan – Stock Grant Agreement – Initial Award, in each case in substantially the form attached to the Plan Supplement).

“Member” means, unless the context otherwise requires, a holder of Common Shares or Series A Preferred Shares, except to the extent otherwise provided herein, and each Additional Member, in each case, in such Person’s capacity as a member of the Company.

“Merger Agreement” has the meaning assigned to such term in Section 13.1.

“Month” means, unless the context requires otherwise, a calendar month or, with respect to the first calendar month of the Company that includes the Closing Date, the portion of such calendar month after the Closing Date.

“Named Executive Officer” has the meaning assigned to such term by Item 402(a) of Regulation S-K promulgated under the Securities Act. As of the Closing Date, the Named Executive Officers are the Executive Chairman, the Executive Vice Chairman, the Chief Executive Officer, the Chief Financial Officer and the President.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the Board of Directors shall designate as a National Securities Exchange for purposes of this Agreement.

“Non-Delegated Duties” has the meaning assigned to such term in Section 7.1(a). For the avoidance of doubt, a Non-Delegated Duty is an action for which the prior approval of the Board of Directors and/or the Class B Directors and/or the Conflicts Committee and/or the Nominating and Governance Committee and/or any other committee of the Board of Directors to which any Non-Delegated Duty is delegated by the Board of Directors, with the consent of all of the Class B Directors, as applicable, or any determination by any of the foregoing, is required under the express terms of this Agreement (including, where applicable, Section 7.1(a)), before such action can be performed by a third party for or by or on behalf of the Company or any Subsidiary of the Company, including by Management under the Delegation Agreement or the Omnibus Agreement (as defined below).

“Officers” has the meaning assigned to such term in Section 7.5(a).

“Omnibus Agreement” means the Omnibus Agreement, of even date herewith, by and among Management, Atlas Energy Resource Services, Inc., a Delaware corporation, the Company and Opco, as may be amended from time to time in accordance with the terms thereof.

“Opco” means Titan Energy Operating, LLC, a Delaware limited liability company.

“Opco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Opco, as may be amended from time to time in accordance with the terms thereof.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) in a form acceptable to the Board of Directors (such determination being a Non-Delegated Duty).

“Outstanding” means, with respect to Interests, all Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that no Interests held by the Company (other than Interests held by the Company on behalf of Ineligible Holders), shall be considered Outstanding.

“Percentage Interest” means, as of any date of determination (a) as to the holder of the Series A Preferred Share, the Percentage Interest attributable to the Series A Preferred Share as determined pursuant to Section 5.7, (b) as to any holder of Common Shares, the product obtained by multiplying (i) 100% less (x) the Percentage Interest attributable to the Series A Preferred Share, unless the Series A Preferred has no voting or other rights with respect to the matter to be voted on or otherwise at issue, and (y) the percentage applicable to clause (c) of this definition by (ii) the quotient obtained by dividing (A) the number of Common Shares held by such Common Shareholder by (B) the total number of all Outstanding Common Shares, and (c) as to the holders of other Company Securities issued by the Company (other than the Series A Preferred Share) in accordance with Section 5.1, the percentage established as part of such issuance. Unless the context otherwise requires, references to the Percentage Interest of any holder of more than one class or series of Company Securities shall mean the aggregate Percentage Interest attributable to all such Company Securities.

“Permitted Exit Amendment” means an amendment or modification to this Agreement (whether by merger, consolidation, or otherwise) in connection with any merger, consolidation, sale of all or substantially all of the assets of the Company or other similar transaction, where (i) such transaction constitutes (or upon consummation will constitute) a “Change of Control” under the Initial Compensation Arrangements, (ii) such amendment or modification, by its express terms, shall not be or become effective unless and until the Company (or Opco, if applicable) shall have paid all amounts due under the Initial Compensation Arrangements upon or in connection with a termination thereof that is triggered by such transaction (including any amounts that are not payable unless and until any conditions are satisfied, such as the execution of a release by the relevant employee and, if applicable, the expiration of a specified time period without the revocation of such release), and (iii) such amendment or modification, by its express terms, shall not be or become effective unless and until the Company shall have paid to the holder of the Series A Preferred Share, in cash, an amount equal to the Series A Call Price (as defined below) (determined as if such transaction were an exercise of the Preferred Share Call Right (as defined below)).

“Person” means an individual or a corporation, firm, limited liability company, partnership, limited partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan” has the meaning assigned to such term in the Recitals.

“Plan of Conversion” has the meaning assigned to such term in Section 13.1.

“Plan Supplement” has the meaning ascribed to such term in the Plan.

“Preferred Share Call Right” means the Company’s right to purchase the Series A Preferred Share as provided for in Section 5.7(b)(viii).

“Proposed Value” has the meaning assigned to such term in Section 5.7(c).

“Pro Rata” means (a) when modifying Common Shares or any other Company Securities or any class or series thereof, apportioned equally among all designated Common Shares, other Company Securities, or any class or series thereof, as the case may be, in accordance with their relative Percentage Interests in such class or series, and (b) when modifying Members, Record Holders (as defined below), Common Shareholders or Shareholders, apportioned among all Members, Record Holders, Common Shareholders or Shareholders in accordance with their relative Percentage Interests.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the fiscal quarter of the Company that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Record Date” means the date established by the Board of Directors (such establishment being a Non-Delegated Duty) or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Company Securities of any class for which a Transfer Agent (as defined below) has been appointed, the Person in whose name a Company Security of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or (b) with respect to other classes of Company Securities, the Person in whose name any such other Company Security is registered on the books that the Board of Directors has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Company Securities for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8.

“Relevant Board Approval” means, with respect to any Non-Delegated Duty, the approval or determination by a majority of the Board of Directors; provided, however, that (i) to the extent that this Agreement also expressly requires the approval or determination of a majority of the Class B Directors or the Conflicts Committee with respect to such matter, Relevant Board Approval shall mean approval or determination of such matter by a majority of the Board of Directors and by a majority of the Class B Directors and/or the Conflicts Committee, as applicable, (ii) with respect to any matter set forth in the definition of “Restricted Refinancing,” Section 5.7(b)(viii), 5.7(c), 7.1(d), 7.1(e), 7.12, 12.1, 12.2, 13.2(a) or 13.3(a) of this Agreement that expressly requires only the approval of the Class B Directors with respect to such matter or such matter has been delegated or submitted to the Class B Directors for its approval or determination only, Relevant Board Approval shall only mean the approval or determination of such matter by the Class B Directors as so provided, (iii) with respect to any matter set forth in Section 5.7(b)(ii), Section 7.1(e)(xix), or Section 7.6(b)(iii) that expressly requires only the approval or determination of the Conflicts Committee with respect to such matter, Relevant Board Approval shall only mean the approval of such matter by a majority of the Conflicts Committee, (iv) with respect to any matter set forth in Section 7.1(e) that expressly requires only the approval or determination of the Nominating and Governance Committee with respect to such matter, Relevant Board Approval shall only mean the approval of such matter by a majority of the Nominating and Governance Committee, and (v) with respect to any Non-Delegated Duty delegated by the Board of Directors to a committee with the express consent of all of the Class B Directors, Relevant Board Approval shall only mean the approval of such matter by such committee; provided, however, that if, with respect to any such action, this Agreement requires approval by greater than a majority of the Board of Directors or the Class B Directors, as applicable, such higher approval threshold shall apply for purposes of determining whether such applicable Relevant Board Approval shall have been obtained.

“Relevant Parties” has the meaning assigned to such term in Section 5.7(c).

“Restricted Refinancing” means any modification, amendment, refinancing or replacement of any existing indebtedness to the extent that such modification, amendment, refinancing or replacement:

(a) increases the then-outstanding principal amount (excluding any amounts resulting from the accrual of payment in kind interest) of such indebtedness by more than 4%;

(b) increases the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate (for the avoidance of doubt, excluding amendment or consent fees that do not exceed 3% of the applicable principal amount; provided, that prior to the Fallaway Date any amendment or consent fee in excess of 3% shall require the approval of a majority of the Class B Directors), by imposing make-whole premiums or by modifying the method of computing interest, so that in any such case the yield on such indebtedness is increased by more than 3% per annum in excess of the total yield then in effect on indebtedness outstanding thereunder (excluding increases (x) in the underlying reference rate not caused by any amendment, modification, or refinancing of such existing indebtedness or (y) resulting from the accrual of interest at the default rate);

(c) modifies the covenants applicable to such indebtedness (or, if applicable, provides for new covenants) in a manner that, in the aggregate, materially and adversely impairs the ability of the Company Group to perform its payment obligations under such amended, modified or refinanced indebtedness or such changes are, taken as a whole, materially less favorable to the Company Group; or

(d) in the case of the ARP Credit Agreement, provides for any lender other than (i) any lender that is a party to the ARP Credit Agreement as of the Closing Date or (ii) any financial institution or other lender that is customarily a party to revolving credit facilities.

“RRA” means that certain Registration Rights Agreement by and among the Company and the other signatories thereto dated of even date herewith.

“RSA” means that certain Restructuring Support Agreement, dated as of July 25, 2016, by and among the Debtors, the “Restructuring Support Parties” (as defined therein) and the other parties thereto, including all exhibits, appendices, schedules or annexes thereto, as may be amended in accordance with its terms.

“Rule 144” has the meaning assigned to such term in Section 8.3.

“Second Lien Debt” means debt issued by the Company under the Second Lien Facility.

“Second Lien Facility” means that certain Amended and Restated Second Lien Credit Agreement, dated September 1, 2016, by and among Titan Energy, LLC, Titan Energy Operating, LLC, the lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent and collateral agent, as the same may be amended, amended and restated, refinanced, renewed, replaced, extended, supplemented or otherwise modified from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Call Price” has the meaning assigned to such term in Section 5.7(b)(viii).

“Series A Distribution” has the meaning assigned to such term in Section 5.7(b)(iii).

“Series A Preferred Share” means a Company Security representing a fractional part of the Company Securities of all Members, and having the rights and obligations specified with respect to Series A Preferred Shares in this Agreement.

“Series A Shareholder” means a Record Holder of the Series A Preferred Share.

“Share” means a Company Security representing a fractional part of the Interests of all Members, and, with respect to any particular class or series of Shares, having the rights and obligations specified with respect to such class or series of Shares in this Agreement.

“Shareholder” means a holder of one or more Shares.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership interests of such partnership or membership interests of such limited liability company (considering all of the partnership interests or membership interests as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, a partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 13.2(b)(ii).

“Tax-Advantaged Drilling Partnership” means any drilling partnership where investors (individuals or trusts) invest as general partners to take advantage of the exemption for working interests from the passive income rules in the Code.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for any class of Company Securities.

“Treasury Regulations” means United States Department of Treasury regulations promulgated under the Code.

“Unrestricted Person” means (a) each Indemnitee, (b) each Member, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member or any Affiliate of any Group Member and (d) any Person the Board of Directors designates as an “Unrestricted Person” for purposes of this Agreement (such designation being a Non-Delegated Duty).

“U.S. GAAP” means U.S. generally accepted accounting principles, as in effect from time to time, consistently applied.

“Voting Shares” means all Shares that are granted the right under this Agreement or under the Delaware Act to vote with respect to the relevant matter; provided, that any Shares owned, directly or indirectly, by the Company do not constitute Voting Shares.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The Company was formed on the 28th day of March, 2012 as “Atlas Resource Finance Corporation” pursuant to the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware, and on August 26, 2016, the Company was converted into a limited liability company pursuant to the Certificate of Conversion and Certificate of Formation as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act and by the entering into of the Initial Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Company Securities shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name.

The name of the Company shall be “Titan Energy, LLC”. The Company’s business may be conducted under any other name or names as determined by the Board of Directors. The words “Limited Liability Company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275 or such other place as the Board of Directors may from time to time designate by notice to the Members (which notice may be satisfied by indicating such other place in a public filing with the Commission). The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Company shall be to acquire, hold, transfer and otherwise dispose of, in accordance with this Agreement, ownership interests in Opco and any cash or other securities or property distributed to the Company in respect of its ownership interests in Opco, to exercise all the rights and powers conferred upon the Company as an equity owner of Opco, and to take any other action permitted by or in accordance with this Agreement. To the fullest extent permitted by law, the Board of Directors shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Company of any business, free of any duty or obligation whatsoever to the Company or any Member and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers.

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term.

The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XI. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7 Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Subsidiaries, as the Board of Directors may determine. The Company hereby declares and warrants that any Company assets for which record title is held in the name of the Company or one or more of its Subsidiaries shall be held by the Company or such Subsidiary for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Board of Directors shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board of Directors determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Subsidiaries as soon as reasonably practicable. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held. For the avoidance of doubt, Management shall not hold title to any assets owned by the Company or any of its Subsidiaries.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1 Limitation of Liability.

As provided in Section 18-303 of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. Except as expressly provided in this Agreement, to the fullest extent permitted under the Delaware Act, no Member shall have any liability under this Agreement, or for any such debt, obligation or liability of the Company, in its capacity as a Member.

Section 3.2 Management of Business.

No Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

Section 3.3 Outside Activities of Members.

Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

Section 3.4 Rights of Members.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Member shall have the right, for a purpose reasonably related, as determined by the Board of Directors (such determination being a Non-Delegated Duty), to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Company; provided, however, that the requirements of this Section 3.4(a)(i) shall be satisfied by furnishing to a Member upon its demand pursuant to this Section 3.4(a)(i) either (A) the Company’s (or any predecessor thereof) most recent filings with the Commission on Form 10-K and any subsequent filings on Forms 10-Q and 8-K or (B) if the Company is not then subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act;

(ii) [Intentionally omitted.];

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Member;

(iv) to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed;

(v) [Intentionally omitted.]; and

(vi) to obtain such other information regarding the affairs of the Company as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the Board of Directors may keep confidential from the Members, for such period of time as the Board of Directors determines, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors believes (A) is not in the best interests of the Company or the Company Group, (B) could damage the Company or the Company Group or their respective businesses or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.4), with each determination in this Section 3.4(b) being a Non-Delegated Duty.

(c) Notwithstanding anything in this Agreement to the contrary other than Section 7.4(c) below, to the fullest extent permitted by law, the Members, in their capacity as Members, shall have no duty or obligation in respect of any determination related to the voting or transfer of Outstanding Common Shares by such Member and each Member may act in its sole discretion, free of any duty or obligation whatsoever to the Company or any other Member and, in so acting, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF COMPANY SECURITIES; REDEMPTION OF COMPANY SECURITIES

Section 4.1 Certificates.

Notwithstanding anything to the contrary in this Agreement, unless the Board of Directors shall determine otherwise in respect of some or all of any or all classes of Company Securities, Company Securities shall not be evidenced by physical certificates. Certificates that may be issued, if any, shall be executed on behalf of the Company by the Executive Chairman of the Board, Executive Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President or Vice President and the Secretary, any Assistant Secretary or other authorized officer or director of the Company. If a Transfer Agent has been appointed for a class of Company Securities, no Certificate, if any, for such class of Company Securities shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Company Securities; provided, however, that if the Board of Directors elects to cause the Company to issue Company Securities of such class in global form, the Certificate, if any, shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Company Securities have been duly registered in accordance with the directions of the Company.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) To the extent any Company Security is represented by a Certificate, if any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Company Securities as the Certificate so surrendered.

(b) The appropriate officers of the Company shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Company.

(c) If a Member fails to notify the Company within a reasonable period of time after such Member has notice of the loss, destruction or theft of a Certificate, and a transfer of the Company Securities represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Certificate.

(d) As a condition to the issuance of any new Certificate under this Section 4.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The Company shall be entitled to recognize the Record Holder as the owner of any Company Security and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Company Security on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Company Securities are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Company Securities, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Company Security and (b) bound by this Agreement and shall have the rights and obligations of a Member hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Company Security, shall be deemed to refer to a transaction by which the holder of a Company Security assigns such Company Security to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Company Security that is transferrable pursuant to the terms of this Agreement shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Company Security not made in accordance with this Article IV shall be null and void.

Section 4.5 Registration and Transfer of Company Securities.

(a) The Company shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Company will provide for the registration and transfer of Company Securities. The Company shall not recognize transfers of Certificates evidencing Company Securities unless such transfers are effected in the manner described in this Section 4.5.

(b) The Company shall not recognize any transfer of Company Securities evidenced by Certificates until the Certificates evidencing such Company Securities are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, that, as a condition to the issuance of any new Certificate under this Section 4.5, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Company Securities evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the Company shall execute and deliver, and in the case of Certificates evidencing Company Securities for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Company Securities as was evidenced by the Certificate so surrendered.

(c) Upon the receipt of proper transfer instructions from the registered owner of uncertificated Company Securities, such uncertificated Company Securities shall be cancelled, issuance of new equivalent uncertificated Company Securities or Certificates shall be made to the holder of the Company Securities entitled thereto and the transaction shall be recorded upon the Company’s register.

(d) By acceptance of the transfer of any Company Securities in accordance with this Section 4.5, and except as provided in Section 4.7, each transferee of a Company Security (including any nominee holder or an agent or representative acquiring such Company Securities for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Company Securities so transferred to such Person when any such transfer or admission is reflected in the books and records of the Company and such Member becomes the Record Holder of the Company Securities so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Company Securities and the admission of any new Member shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.6, (iv) Section 7.12, (v) with respect to any class or series of Company Securities, the provisions of any statement of designations or amendment to this Agreement establishing such class or series, (vi) any contractual provisions binding on any Member and (viii) provisions of applicable law including the Securities Act, Company Securities shall be freely transferable.

Section 4.6 Restrictions on Transfers.

(a) Except as provided in Section 4.6(b), notwithstanding the other provisions of this Article IV, no transfer of any Company Securities shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, or (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation.

(b) Nothing contained in this Article IV or elsewhere in this Agreement shall preclude the settlement of any transactions involving Company Securities entered into through the facilities of any National Securities Exchange on which such Company Securities are listed or admitted for trading.

(c) Notwithstanding anything herein to the contrary, Common Shares issued pursuant to the Plan shall not bear a restrictive legend, unless advised otherwise by counsel to the Company with respect to Common Shares issued to an Affiliate of the Company or other control person within the meaning of the Securities Act or a person that is an “underwriter” with respect to such Common Shares, as such term is defined in Section 1145 of chapter 11 of title 11 of the United States Code. In the event that any Company Security is evidenced in certificated form and based on advice of counsel to the Company is required to bear a legend, each such certificate shall bear a conspicuous legend in substantially the following form or such other form as such counsel advises is appropriate:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TITAN ENERGY, LLC THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF TITAN ENERGY, LLC UNDER THE LAWS OF THE STATE OF DELAWARE. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED FOR TRADING.

(d) The Company shall remove the legend from the book-entry position evidencing the applicable Company Security (or physical certificate, if applicable) at the request of the holder of the applicable Company Security submitting to the Company such documentation as may be reasonably requested by the Company (including to support any required opinion of counsel discussed in the proviso to this sentence) or required by its Transfer Agent, unless the Company, with the advice of counsel, reasonably determines that such removal is inappropriate; provided, that if such documentation includes an opinion of counsel, the Company shall provide such opinion of counsel to the Transfer Agent at no cost to the holder of the applicable Company Security (if such an opinion can be given in light of the facts of the situation), and the holder of the applicable Company Security shall not be required to provide an opinion, in the event a holder of the applicable Company Security is effecting a sale of such Company Security pursuant to Rule 144 under the Securities Act or an effective registration statement, in which case the Company shall cooperate with the purchaser to effect removal of such legend. The legend shall be removed and the Company shall instruct the Transfer Agent to remove such legend from the book-entry position (or physical certificate, if applicable) evidencing the applicable Company Security, if, unless otherwise required by state securities laws, (I) such Company Security is sold pursuant to an effective registration statement or (II) in connection with a sale, assignment or other transfer, such holder provides (other than if the Company is required to provide such opinion pursuant to the proviso of the first sentence of this paragraph) the Company and, if required by the Transfer Agent, the Transfer Agent, with an opinion of a law firm reasonably acceptable to the Company and, if applicable, the Transfer Agent, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Company Security may be made without registration under the applicable requirements of the Securities Act. The Company shall bear all costs and expenses associated with the removal of a restricted legend pursuant to this Section 4.6(d).

Section 4.7 Eligibility Certificates; Ineligible Holders.

(a) If at any time the Board of Directors determines, with the advice of counsel, that any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Member then the Board of Directors may adopt such amendments to this Agreement as it determines to be necessary or advisable to obtain such proof of the nationality, citizenship or other related status of the Member (or, if the Member is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Board of Directors determines to be necessary or advisable to establish those Members whose status as Members does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.

(b) Such amendments may include provisions requiring all Members to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the Board of Directors, and may require transferees of Company Securities to so certify prior to being admitted to the Company as a Member (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Member (and its beneficial owners) who fails to furnish to the Company, within a reasonable period after a request, an Eligibility Certificate and any other information and proof of its (and its beneficial owners’) status as an Eligible Holder, or if upon receipt of such Eligibility Certificate or other requested information the Board of Directors determines that a Member is not an Eligible Holder (such a Member, an “Ineligible Holder”), the Company Securities owned by such Member shall be subject to redemption in accordance with the provisions of Section 4.8. In addition, the Company shall be substituted for any Member that is an Ineligible Holder as the Member in respect of the Ineligible Holder’s Company Securities.

(d) The Company shall, in exercising voting rights in respect of Company Securities held by it on behalf of Ineligible Holders, distribute the votes in the same ratios or for the same candidates for election as Directors as the votes of Members in respect of Company Securities other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e) Upon dissolution of the Company, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 11.3 but shall be entitled to the cash equivalent thereof, and the Company shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Company purposes as a purchase by the Company from the Ineligible Holder of its Company Securities (representing the right to receive its share of such distribution in kind).

(f) At any time after a holder can and does certify that it has become an Eligible Holder, an Ineligible Holder may, upon application to the Board of Directors, request that with respect to any Company Securities of such Ineligible Holder not redeemed pursuant to Section 4.8, such Ineligible Holder, upon approval of the Board of Directors, shall no longer constitute an Ineligible Holder, and the Company shall cease to be deemed to be the Member in respect of such Ineligible Holder’s Company Securities.

Section 4.8 Redemption of Company Securities of Ineligible Holders.

(a) If at any time a Member fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in amendments adopted pursuant to Section 4.7, or if upon receipt of such Eligibility Certificate or other information the Board of Directors determines, with the advice of counsel, that a Member is not an Eligible Holder, the Company may, unless the Member establishes to the satisfaction of the Board of Directors that such Member is an Eligible Holder or has transferred its Company Securities to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the Board of Directors prior to the date fixed for redemption as provided below, redeem the Company Securities of such Member as follows:

(i) The Board of Directors shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Member, at its last address designated on the records of the Company or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Member would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Company Securities of the class to be so redeemed multiplied by the number of Company Securities of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the Board of Directors, in cash or by delivery of a promissory note of the Company in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Member or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Member at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and then Outstanding Company Securities.

(b) The provisions of this Section 4.8 shall also be applicable to Company Securities held by a Member as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.8 shall prevent the recipient of a notice of redemption from transferring its Company Security before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Board of Directors shall withdraw the notice of redemption; provided, that the transferee of such Company Security certifies to the satisfaction of the Board of Directors that it is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

ISSUANCE OF COMPANY SECURITIES

Section 5.1 Initial Share Authorization.

As of the date of this Agreement, two classes of Shares have been designated: Common Shares and Series A Preferred Shares. The Common Shares shall entitle the Record Holders thereof to one vote per Share on any and all matters submitted for the consent or approval of Members generally. The designations, preferences, rights, powers and duties of the Series A Preferred Share are set forth in Section 5.7.

Section 5.2 Additional Capital Contributions.

No Member will be required by this Agreement to make any additional capital contribution to the Company.

Section 5.3 Issuances of Additional Company Securities.

(a) Subject to any required approval of the Class B Directors and the other terms and conditions of this Agreement, the Company may issue additional Company Securities and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board of Directors shall determine (such determination being a Non-Delegated Duty), all without the approval of any Members, subject to the terms of this Agreement.

(b) Each additional Company Security authorized to be issued by the Company pursuant to Section 5.3(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities), as shall be fixed by the Board of Directors (such determination being a Non-Delegated Duty), including (i) the right to share in Company distributions; (ii) the rights upon dissolution and liquidation of the Company; (iii) whether, and the terms and conditions upon which, the Company may redeem the Company Security; (iv) whether such Company Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Company Security will be issued, evidenced by Certificates, or other evidence of the issuance of uncertificated Company Securities, and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Company Security; and (vii) the right, if any, of each such Company Security to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Company Security.

(c) The Board of Directors is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Company Securities and options, rights, warrants and appreciation rights relating to Company Securities pursuant to this Section 5.3, (ii) the admission of Additional Members and (iii) all additional issuances of Company Securities. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Shares or other Company Securities being so issued (such determination being a Non-Delegated Duty). The Board of Directors shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Company Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Shares or other Company Securities are listed or admitted for trading.

(d) No fractional Shares shall be issued by the Company. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares (but for this Section 5.3(d)), each fractional Share shall be rounded to the nearest whole Share (and a 0.5 Share shall be rounded to the next higher Share).

Section 5.4 No Preemptive Right.

Except as provided in Section 5.7(b) with respect to the Series A Preferred Share or as may be provided in a separate agreement executed by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Company Security, whether unissued, held in the treasury or hereafter created.

Section 5.5 Splits and Combinations.

(a) Subject to Section 5.3(d) and Section 5.7, the Company may make a Pro Rata distribution of Company Securities to all Record Holders or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Company Securities is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Company Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Company may issue Certificates or uncertificated Company Securities to the Record Holders of Company Securities as of the applicable Record Date representing the new number of Company Securities held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Company Securities Outstanding, and a Company Security is represented by a Certificate, then the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 5.6 Fully Paid and Non-Assessable Nature of Company Securities.

All Company Securities issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Company Securities in the Company, except as such non-assessability may be affected by Section 18-607 or 18-804 of the Delaware Act.

Section 5.7 Establishment of Series A Preferred Share.

(a) General. The Company hereby designates and creates a series of Shares to be designated as the “Series A Preferred Share” and consisting of a total of one Series A Preferred Share, having the same rights and preferences, and subject to the same duties and obligations as the Common Shares, except as set forth in this Section 5.7. The class of Series A Preferred Shares shall be closed immediately following the Closing Date, and thereafter no additional Series A Preferred Shares shall be designated, created or issued without the written consent of the Holder of the Series A Preferred Share.

(b) Rights of Series A Preferred Share. The Series A Preferred Share shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Percentage Interest. The initial Percentage Interest of the Series A Preferred Share shall be 2%; provided, however, that if, after the date of this Agreement, the Company shall issue any additional Company Securities (other than in any share split which is not a Series A Distribution and other than in connection with or pursuant to the Management Incentive Plan, in each case as to which there shall be no adjustment to the Percentage Interest of the Series A Preferred Share) and the holder of the Series A Preferred Share elects not to make its full Catch-Up Contribution in respect of such issuance, then upon the consummation of such issuance (and the receipt by the Company of the full consideration payable thereto in respect of such issuance), the Percentage Interest of the Series A Preferred Share shall be adjusted downward based upon the relative dilution to the Common Shares outstanding immediately prior to such issuance resulting from such issuance, after taking into account any partial Catch-Up Contribution made by the Series A Shareholder.

(ii) Contribution Right. If, at any time and from time to time after the date of this Agreement, the Company shall issue any additional Company Securities (other than in any share split which is not a Series A Distribution and other than in connection with or pursuant to the Management Incentive Plan) the Series A Shareholder shall have the right, but not the obligation, to contribute to the capital of the Company, in cash, an amount up to the product of (A) the quotient determined by dividing (x) the Percentage Interest with respect to the Series A Preferred Share immediately prior to the issuance of such additional Company Securities by the Company by (y) 100% less the Percentage Interest with respect to the Series A Preferred Share immediately prior to the issuance of such additional Company Securities by the Company and (B) the gross cash proceeds (before deduction of underwriters’ discounts and commissions) to the Company of such issuance or, if such issuance is for other than cash, the fair market value (net of any assumed debt), as reasonably agreed between the holder of the Series A Preferred Share and the Conflicts Committee, of the property or services received by the Company in respect of such issuance (with respect to any such issuance, the “Catch-Up Contribution”). The Series A Shareholder shall pay to the Company the Catch-Up Contribution (or portion thereof) that such holder shall have elected to make no later than 10 days following the date on which the Company receives the full consideration for the issuance of Company Securities in respect of which such Catch-Up Contribution is made.

(iii) Distributions. The Series A Shareholder as of an applicable Record Date shall be entitled to receive distributions (each, a “Series A Distribution”) in an amount equal to the then-applicable Percentage Interest of the Series A Preferred Share times the aggregate amount to be distributed in respect of all Outstanding Company Securities. The right of the Series A Shareholder to receive distributions shall apply to any distribution in respect of any Company Securities, whether in cash, in kind or other property (including any distribution of any Company Security or any option, right, warrant or appreciation rights in respect of any Company Security). The Record Date for the payment of a Series A Distribution to Series A Preferred Shares will be the same date as set for holders of Common Shares. The distribution payment date for payment of a Series A Distribution to Series A Preferred Share will be the same date as set for Common Shares. No distribution shall be made on any Common Shares unless the Series A Distribution is also made.

(iv) Voting Rights; Amendments. The Series A Preferred Share shall have voting rights that are identical to the voting rights of the Common Shares and shall vote with the Common Shares as a single class, provided that (i) the relative voting power of the Series A Preferred Share and the Common Shares will be set in the same proportion as the Percentage Interest of the Series A Preferred Share bears to the aggregate Percentage Interest of the Series A Preferred Share and the Common Shares and (ii) the Series A Preferred Share will not be entitled to vote (x) in connection with the election or removal of Class B Directors or (y) on any proposal to approve the exercise of the Preferred Share Call Right. Each reference in this Agreement to a vote of holders of Common Shares shall be deemed to be a reference to the holders of Common Shares and Series A Preferred Share, and any reference in the Agreement to specified percentage of the Outstanding Voting Shares shall correspondingly be construed to mean at such percentage of the Common Shares and the Series A Preferred Share, voting together as a single class during any period in which any Series A Preferred Shares are Outstanding, other than (i) in connection with the election or removal of Class B Directors or (ii) with respect to any vote on a proposal to approve the exercise of the Preferred Share Call Right. For the avoidance of doubt, notwithstanding anything in this Section 5.7(b)(iv) to the contrary, in addition to any other voting rights granted to the Series A Preferred Share hereunder, the Series A Preferred Share shall vote with the Common Shares as a single class in connection with the consideration for approval of any merger, consolidation or other similar transaction pursuant to Section 13.3, but the Series A Preferred Share shall vote as a separate class, and not with the Common Shares as a single class, with respect to any amendment to this Agreement or the Certificate of Formation implemented pursuant to any such merger, consolidation or other similar transaction (other than a Permitted Exit Amendment, as to which no vote of the Series A Preferred Share shall be required). Notwithstanding anything in this Agreement to the contrary, (i) no amendment or modification to this Agreement (whether by merger, consolidation, or otherwise, other than a Permitted Exit Amendment, as to which no vote of the Series A Preferred Share shall be required) that adversely affects, in any material respect, the Series A Shareholder or the terms, rights, preferences, privileges, duties or obligations of the Series A Preferred Share shall be made or effective and (ii) no class or series of interests in the Company that ranks senior to the Series A Preferred Share as to payment of distributions on such Company Securities or distributions upon the liquidation, winding-up or dissolution of the Company shall be authorized or issued, in each case without the prior written consent of the Series A Shareholder. Except as otherwise expressly provided herein, the Series A Preferred Share shall have no right to vote on or consent to any matter.

(v) Ranking and Other Issuances. The Series A Preferred Share shall rank pari passu with all Common Shares and all other classes or series of interests in the Company, the terms of which do not expressly provide that such class or series ranks senior to, or junior to, with the Series A Preferred Share as to payment of distributions on such Company Securities or distributions upon the liquidation, winding-up or dissolution of the Company.

(vi) Merger; Sale of All Assets. In connection with any transaction provided for in Section 7.1(d), the Series A Preferred Share shall receive: (i) whether before or after the Fallaway Date, its proportionate share (based on its Percentage Interest) of any sales or other proceeds on the same basis as the Common Shares and (ii) only if after the Fallaway Date, an appropriate control premium.

(vii) No Certificates.

(A) Unless the Board of Directors shall determine otherwise, the Series A Preferred Share shall not be evidenced by a physical certificate. If a physical certificate is issued in respect of the Series A Preferred Share, such certificate shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Shares.

(B) Subject to Section 5.7(b)(vii)(C), the Series A Preferred Share (and, if physical certificate is issued in respect of the Series A Preferred Share, such certificate) may bear a legend in substantially the following form (the “Restrictive Legend”):

“THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TITAN ENERGY, LLC THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER. IN ADDITION, THIS SECURITY IS SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TITAN ENERGY, LLC, AS AMENDED, INCLUDING THE LIMITATIONS ON TRANSFER SET FORTH IN SECTION 7.12 THEREOF.”

(C) The Company shall remove the Restrictive Legend from the book-entry position evidencing the Series A Preferred Share (or physical certificate, if applicable) at the request of the Series A Shareholder submitting to the Company such documentation as may be reasonably requested by the Company (including to support any required opinion of counsel discussed in the provision to this sentence) or required by its Transfer Agent, unless the Company, with the advice of counsel, reasonably determines that such removal is inappropriate; provided, that, if such documentation includes an opinion of counsel, the Company shall provide such opinion of counsel to the Transfer Agent at no cost to the Series A Shareholder (if such an opinion can be given in light of the facts of the situation), and the Series A Shareholder shall not be required to provide an opinion, in the event a Series A Shareholder is effecting a sale of such Series A Preferred Shares pursuant to Rule 144 under the Securities Act or an effective registration statement, in which case the Company shall cooperate with the purchaser to effect removal of such legend. The Restrictive Legend shall be removed and the Company shall instruct the Transfer Agent to remove such legend from the book-entry position (or physical certificate, if applicable) evidencing the Series A Preferred Share, if, unless otherwise required by state securities laws, (I) such Series A Preferred Share is sold pursuant to an effective registration statement or (II) in connection with a sale, assignment or other transfer, such holder provides (other than if the Company is required to provide such opinion pursuant to the proviso of the first sentence of this paragraph) the Company and, if required by the Transfer Agent, the Transfer Agent, with an opinion of a law firm reasonably acceptable to the Company and, if applicable, the Transfer Agent, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Series A Preferred Share may be made without registration under the applicable requirements of the Securities Act. The Company shall bear all costs and expenses associated with the removal of a restricted legend pursuant to this Section 5.7(b)(vii)(C).

(viii) Preferred Share Call Right.

(A) Subject to the terms and conditions hereof, the Company shall have the right and option, exercisable at any time, to purchase, for cash, the Series A Preferred Share (the “Preferred Share Call Right”) for an amount equal to the Series A Call Price at the time of such exercise of the Preferred Share Call Right.

(B) Notwithstanding anything in this Agreement to the contrary, (x) the Company may not exercise the Preferred Share Call Right unless (1) a majority of the Class B Directors first propose that the Company exercise the Preferred Share Call Right and, other than in connection with a transaction subject to Section 7.1(d) or Section 13.3, promptly call a meeting of the holders of the Common Shares to vote on such proposal, and (2) the holders of at least 67% of the Outstanding Common Shares who are unaffiliated with the Series A Shareholder vote or consent in favor of such exercise and (y) no exercise of the Preferred Share Call Right shall be effective unless prior to or contemporaneously with the closing of the Preferred Share Call Right all amounts described in Section 5.7(b)(viii)(D) shall have been paid.

(C) The “Series A Call Price” means the fair market value of the Series A Preferred Share at the time of the exercise of the Preferred Share Call Right and, if after the Fallaway Date (but in no event before the Fallaway Date), taking into account an appropriate control premium associated with the Series A Preferred Share, and, whether before or after the Fallaway Date, without regard for any discount for illiquidity or minority interest status, such fair market value to be determined as provided in Section 5.7(c).

(D) The closing of the exercise of the Preferred Share Call Right shall not be effective unless and until the Company (or Opco, if applicable) shall have paid all amounts due (i) to the Series A Shareholder in respect of such exercise and (ii) under the Initial Compensation Arrangements upon or in connection with a termination thereof that is triggered by such closing (including any amounts that are not payable unless and until any conditions are satisfied, such as the execution of a release by the relevant employee and, if applicable, the expiration of a specified time period without the revocation of such release).

(c) Determination of Fair Value. Any determination of the Fair Value of the Company or the Series A Call Price (for purposes of this Section 5.7(c), the “Fair Market Value”) shall be made as follows:

(i) The Fair Market Value shall be an amount agreed upon by the holder of the Series A Preferred Share, on the one hand, and a majority of the Class B Directors, on the other hand (in each case, the “Relevant Parties”) within five (5) Business Days after written notice of the exercise of the Preferred Share Call Right by the Company shall have been given to the holder of the Series A Preferred Share.

(ii) If the Relevant Parties cannot agree on the Fair Market Value within such five (5) Business Day period, each of the Relevant Parties will submit its respective proposal as to the Fair Market Value (its “Proposed Value”) to the other Relevant Party within ten (10) Business Days after the expiration of such five (5) Business Day period. If the higher Proposed Value is not more than 10% higher than the lower Proposed Value, then the Fair Market Value shall be equal to the average of such Proposed Values.

(iii) In the event that one of the Proposed Values submitted under subparagraph (ii) is more than 10% higher than the other Proposed Value, then within ten Business Days after the submission of such proposals, the Relevant Parties shall jointly select and retain an independent nationally recognized investment bank (the “Appraiser”). In the event that such parties fail to jointly select the Appraiser within such time period, then at the request of either Relevant Party, the American Arbitration Association (or, if the American Arbitration Association is unavailable or unwilling, a substitute reasonably agreed by the Relevant Parties) shall provide the Relevant Parties with a list of five Appraiser candidates and each of the Relevant Parties shall be allowed to strike two names from the list and rank the remaining Appraiser candidates in order of acceptance. The American Arbitration Association (or such substitute) shall select one of the Appraiser candidates remaining on both lists, taking into account the rankings of such candidates by the Relevant Parties. The Appraiser shall be requested to make its determination within a period of 30 days after the deadline for submissions to be made by the Relevant Parties pursuant to subparagraph (iv), or as soon as practicable thereafter.

(iv) Within five (5) Business Days of the appointment of the Appraiser, each of the Relevant Parties shall submit to the Appraiser (x) such Relevant Party’s Proposed Value previously submitted to the other party pursuant to subparagraph (ii), (y) a list of factors that it believes to be relevant in the determination of the Fair Market Value, and (z) the reasons for that Proposed Value. In addition, each Relevant Party shall at the same time deliver to the other Relevant Party a copy of any submission or information it has supplied to the Appraiser.

(v) The Appraiser shall then make its own determination of the Fair Market Value for purposes of making the determination in Section 5.7(c)(vi), having requested such further information from the Relevant Parties and/or the Company as it shall require.

(vi) The Appraiser shall certify to each of the Relevant Parties and the Company (x) that, having considered the respective submissions of each of the Relevant Parties, the Appraiser has made its own determination of the Fair Market Value according to the principles of this Agreement and (y) which of the Proposed Values submitted by the Relevant Parties it determines to be closer to the Fair Market Value. The Proposed Value submitted by either of the Relevant Parties so certified by the Appraiser pursuant to clause (y) of the immediately preceding sentence shall thereupon be deemed to be the Fair Market Value.

(vii) The fees and expenses of the Appraiser shall be paid by the Company. The Appraiser shall act as an expert and not as an arbitrator and its determination shall be final and binding upon the Relevant Parties and the Company. The Appraiser shall have no liability to any of the Relevant Parties or the Company in respect of its determination.

(viii) Notwithstanding anything in this Agreement to the contrary, any determination of Fair Market Value pursuant to this Section 5.7(c) shall be applicable only for purposes of the specific instance for which such Fair Market Value is determined, and shall not apply to any other instance requiring a determination of Fair Market Value.

Section 5.8 Provisions Relating to Non-Voting Stock. Notwithstanding anything to the contrary herein, the Company shall in no event issue any non-voting equity securities in violation of chapter 11 of title 11 of the United States Code; provided, however, that the foregoing prohibition (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (iii) may be amended or eliminated in accordance with applicable law. The prohibition on the issuance of nonvoting equity securities is included in this Agreement in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Requirement of Distributions; Distributions to Record Holders.

(a) The Board of Directors shall determine, in its sole and absolute discretion, the amount, if any, to be distributed to Members, and shall authorize and distribute to the Members the determined amount when, as and if declared by the Board of Directors, provided that distributions shall be made to Shareholders in accordance with their respective Percentage Interests as of the Record Date selected by the Board of Directors. All distributions required to be made under this Agreement shall be made subject to Section 18-607 and 18-804 of the Delaware Act and determinations with respect thereto shall be Non-Delegated Duties.

(b) Notwithstanding Section 6.1(a), in the event of the dissolution and liquidation of the Company, all cash received during or after the Distribution Period in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) Each distribution in respect of a Company Security shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Company Security as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s Liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of Directors (the “Board of Directors”). The Board of Directors collectively shall constitute a “manager” within the meaning of the Delaware Act. The Board of Directors shall have the power and authority to delegate to one or more other Persons the Board of Director’s rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to Officers, agents and employees of the Company and its Subsidiaries or any other Person, except as prohibited by applicable law and except for Non-Delegated Duties, and may authorize the Company, any Officer, agent, employee or any other Person to enter into any document on behalf of the Company and perform the obligations of the Company thereunder, except as prohibited by applicable law or, if applicable, until such Non-Delegated Duties have been approved or determined, as the case may be, by the Relevant Board Approval required with respect to such matter, including for action or performance by a third party, including under the Delegation Agreement or the Omnibus Agreement. No Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. To the extent a matter is a Non-Delegated Duty hereunder, such matter or any similar matter shall be deemed a Non-Delegated Duty with respect to the same or similar matters of any Subsidiary of the Company. “Non-Delegated Duty” means (i) any determination or approval of the Board of Directors, the Class B Directors, and/or the Conflicts Committee (and/or any other committee of the Board of Directors to which such determination or approval is delegated by the Board of Directors with the express consent of all of the Class B Directors) to the extent expressly identified as a “Non-Delegated Duty” hereunder or under the Opco LLC Agreement, (ii) those matters set forth in Sections 4.7, 4.8, 5.7, 7.1(c), (d), (e) and (f), 7.4, 7.5(a), (b), (j), (k) and (l), 7.7, 7.8(d), 7.12 and 11.1 and Article XII and XIII, and (iii) with respect to the Company or any Subsidiary of the Company, any matters other than day-to-day general, administrative, or operational matters with respect to the Company or such Subsidiary, in each case unless and until the Relevant Board Approval has been obtained.

(b) In addition to the powers now or hereafter granted to managers under the Delaware Act or that are granted to the Board of Directors under any other provision of this Agreement, the Board of Directors shall, subject to the other terms of this Agreement, have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) (A) the making of any expenditures or (B) the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Company Securities, and the incurring of any other obligations (such provisions in clause (B) being Non-Delegated Duties);

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) (A) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of operations, including operations of any Group Member; (B) the lending of funds to other Persons (including other Group Members) (provided, that the lending of funds to Persons other than Group Members shall be a Non-Delegated Duty); or (C) the repayment or guarantee of obligations and the making of capital contributions;

(iv) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the Liability of the Company under contractual arrangements to all or particular assets of the Company) (provided, that negotiation, execution and performance of any instrument that would or may reasonably be expected to result in payment or receipt of more than $20 million or which is for a term of longer than two years and not cancellable on 30 days’ or less notice without material penalty or cost to any Group Member shall be Non-Delegated Duties);

(v) the distribution of Company cash (which shall be one of the Non-Delegated Duties);

(vi) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors of Company or any Group Member and the determination of their compensation and other terms of employment or hiring and the creation and operation of employee benefit plans, employee programs and employee practices (provided, that the selection, employment, retention and dismissal of a Named Executive Officer shall be one of the Non-Delegated Duties);

(vii) the maintenance of insurance for the benefit of the Company Group, the Members and the Indemnitees;

(viii) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) (all of which shall be Non-Delegated Duties);

(ix) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation (with such control and engagement each being one of the Non-Delegated Duties with respect to matters that could reasonably result in payments to or from the Company Group in excess of $5 million);

(x) the indemnification of any Person against liabilities and contingencies to the extent permitted by law (with such indemnification being one of the Non-Delegated Duties);

(xi) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Company Securities from, or requesting that trading be suspended on, any such National Securities Exchange (with such actions being Non-Delegated Duties);

(xii) the purchase, sale or other acquisition or disposition of Company Securities, or the issuance of options, rights, warrants, appreciation rights and tracking and phantom interests relating to Company Securities (with such actions being Non-Delegated Duties);

(xiii) the undertaking of any action in connection with the Company’s ownership in any Group Member; and

(xiv) the entering into of agreements with any of its Affiliates to render services to a Group Member.

(c) Notwithstanding anything to the contrary in this Agreement or otherwise permitted in this Agreement but subject to Section 7.4(b) and subject to Section 7.1(d), but notwithstanding anything else provided for in Section 7.1(b), prior to the Fallaway Date, the following actions shall require not only approval of a majority of the Board of Directors, but also the approval of a majority of the Class B Directors (provided, that, for so long as GSO or any of its Affiliates, including any GSO Fund, holds any Second Lien Debt, such majority, solely in the case of (x) approval of a Restricted Refinancing (other than any modification, amendment, refinancing or replacement of the Second Lien Facility) or (y) any amendment, supplement or other modification of any DQ List to remove any institution therefrom, must include the GSO Designee, which approval the GSO Designee shall be entitled to provide or withhold in its sole discretion, free of any duty or obligation whatsoever to the Company or any Member and without any requirement to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity):

(i) the sale, lease or other disposition by the Company or any of its Subsidiaries of any asset(s) in one or more related transaction(s) with a fair market value in excess of $50 million in the aggregate, except in the ordinary course of business;

(ii) the liquidation or dissolution of the Company or any of its direct or indirect material Subsidiaries, including Opco;

(iii) the acquisition by the Company or any of its Subsidiaries of any asset(s) in one or more related transaction(s) for an amount in excess of $50 million in the aggregate;

(iv) the merger, consolidation or other combination of the Company or Opco with or into another Person, including any merger, consolidation or other combination of any direct or indirect material Subsidiaries of the Company or Opco with or into another Person;

(v) the issuance of any equity interests in Opco (other than to the Company) or in the Company or any of their respective direct or indirect Subsidiaries (other than equity issuances by any such Subsidiary to the Company, Opco or any of their direct or indirect wholly-owned Subsidiaries);

(vi) the execution by Opco or the Company or any of their respective direct or indirect Subsidiaries of any agreement or transaction, or any modification, amendment or waiver of any existing agreement or transaction, with a member of the Board of Directors or any officer of Management or ATLS or the owner of the Series A Preferred Share or any Affiliate of the foregoing; provided, however that any refinancing, modification or amendment of any indebtedness of the Company or any of its Subsidiaries held by GSO or any of its Affiliates (including any GSO Fund) which is not a Restricted Refinancing shall not be subject to this Section 7.1(c)(vi);

(vii) the incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money in an aggregate principal amount exceeding $100 million (provided that any refinancing otherwise permitted hereunder, including for the avoidance of doubt, Section 7.1(c)(vi), shall not constitute the incurrence of indebtedness) or the consummation of any Restricted Refinancing; provided, however:

(1) no adjustment to, or redetermination of, the borrowing base, or any borrowings in respect thereof, shall constitute the incurrence, modification, amendment or refinancing of indebtedness, and

(2) the following indebtedness shall be disregarded: (x) interest rate, commodities and currency hedging agreements entered into in the ordinary course of business and (y) fees and expenses (other than amendment and consent fees referred to in clause (b) of the definition of Restricted Refinancing) associated with the raising, renewal or refinancing of such indebtedness;

(viii) the approval of any matter requiring approval of the Class B Directors under Section 7.1(c) or 7.1(d) of the Opco LLC Agreement;

(ix) any amendment, supplement or other modification of any DQ List to remove any institution therefrom; and

(x) agreeing to do any of the foregoing.

For the avoidance of doubt, actions taken by the Company pursuant to and in accordance with the Plan, including the adoption of the Initial Compensation Arrangements, are hereby ratified and no separate approval of such actions by the Board of Directors or the Class B Directors is required.

(d) Prior to the Fallaway Date, the approval of any merger, consolidation, or sale of all or substantially all of the assets of the Company by the Board will be solely at the discretion of a majority of the Class B Directors, and a majority of such directors shall have the sole right to control the process relating to any such transaction, as well as to bind the Company with respect thereto; provided, that any such merger, consolidation or sale of all or substantially all of the assets of the Company will be subject to approval of the holders of a majority of the Outstanding Voting Shares as provided for in Section 7.4 and/or Section 13.3. Prior to the Fallaway Date, notwithstanding anything in this Agreement to the contrary, any such transaction referenced in the preceding sentence shall require only the approval of the Class B Directors and of the Voting Shares entitled to vote on such transaction under Section 7.4 and Section 13.3; provided, however, that no amendment or modification to this Agreement (whether by merger, consolidation, or otherwise, other than a Permitted Exit Amendment, as to which no vote of the Series A Preferred Share shall be required) that would require the prior written consent of the holder of the Series A Preferred Share under Section 5.7(b)(iv) shall be effectuated without such consent.

(e) Board of Directors.

(i) The number of Directors that shall constitute the whole Board of Directors shall be seven (7) Directors. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director. The Directors shall be divided into two classes, four Class A Directors and three Class B Directors, with the initial term of office of each to expire at the 2019 annual meeting of the Members, with each Director to hold office until his or her successor shall have been duly elected and qualified. Following the consummation of any exercise of a Preferred Share Call Right, there shall cease to be any Class A Directors, and the number of Class B Directors shall be increased to seven (7). The initial four Class A Directors shall be Edward Cohen, Jonathan Cohen, Daniel Herz and Jeffrey Slotterback, and the initial three Class B Directors shall be Michael Zawadzki, Michael Watchorn and Eugene Davis.

(ii) At each annual meeting of the Members commencing with the 2019 annual meeting:

(1) With respect to Class A Directors, for so long as the Series A Preferred Share is Outstanding, the appointment of Class A Directors shall be made by a majority of the Class A Directors then in office (for the avoidance of doubt such Class A Directors to be appointed may be the same Class A Directors then in office), with each Class A Director to hold office until his or her successor shall have been duly elected and qualified; and

(2) Subject to Section 7.1(e)(v), the Class B Directors shall be elected by the holders of Common Shares in accordance with Section 12.3(c). Nominations by the Board of Directors of individuals for election as Class B Directors shall be made as follows (and without limitation on the right of Shareholders to make nominations pursuant to Section 12.3(b) or Section 12.3(c)):

(A) prior to the Fallaway Date, GSO shall have the exclusive right to nominate one Class B Director and the other Class B Director or Directors then in office shall make nominations for the election of the other Class B Directors (for the avoidance of doubt such Class B Directors to be appointed may be the same Class B Directors then in office) with each Class B Director to hold office until his or her successor shall have been duly elected and qualified; and

(B) beginning on the Fallaway Date and thereafter, nominations for the election of Class B Directors shall be made by the Nominating and Governance Committee of the Board of Directors, and may also be made by any Shareholder holding 10% or more of the Common Shares, subject to compliance with Section 12.3; provided, however, that (x) any combination of the Designated Holders that collectively holds 10% or more of the Common Shares shall also be entitled to make such a nomination and (y) no Designated Holder shall be required to comply with Section 12.3, other than Sections 12.3(d)(i)(A), 12.3(d)(i)(B)(I), 12.3(d)(i)(D), 12.3(d)(iii)(A) and 12.3(d)(iii)(C).

(iii) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal.

(iv) Any vacancies in Class A Directors may be filled, until the next annual meeting, by a majority of the remaining Class A Directors then in office. A Class A Director may be removed or replaced with or without cause upon a vote of the majority of the remaining Class A Directors then in office. In addition, upon consummation of the acquisition of the Series A Preferred Share pursuant to the Preferred Share Call Right, the term of each Class A Director shall automatically cease and such Class A Director shall automatically be removed.

(v) Prior to the Fallaway Date, any vacancies in Class B Directors other than on expiration of their terms in office may be filled, until the next annual meeting at which such Class B Directors are subject to election by vote of the holders of Common Shares of the Company, by a majority of the remaining Class B Directors then in office, other than a vacancy left by the GSO Designee (whether by resignation, removal or otherwise), which vacancy GSO shall, notwithstanding anything in the Agreement to the contrary, have the exclusive right to fill with an individual designated by GSO in its sole discretion (and, upon the expiration of their terms of office, nominated by GSO with respect to one Class B Director and otherwise nominated by the Class B Directors, and elected by the holders of Common Shares of the Company).

(vi) Beginning on the Fallaway Date, (i) any vacancies in Class B Directors other than on expiration of their terms in office may be filled, until the next annual meeting, by the Nominating and Governance Committee of the Board of Directors, subject to the approval of the Board of Directors as provided for in this Agreement, and (ii) any vacancy in the Class B Directors as a result of expiration of their terms in office would be filled by (a) nomination by the Nominating and Governance Committee of the Board of Directors, subject to the right of any Shareholder holding 10% or more of the Common Shares to also nominate one or more Class B Directors, subject to compliance with this Agreement; provided, however, that (x) any combination of the Designated Holders that collectively holds 10% or more of the Common Shares shall also be entitled to make such a nomination and (y) no Designated Holder shall be required to comply with Section 12.3, other than Sections 12.3(d)(i)(A), 12.3(d)(i)(B)(I), 12.3(d)(i)(D), 12.3(d)(iii)(A) and 12.3(d)(iii)(C), and (b) election by the holders of Common Shares. A Class B Director may be removed (x) prior to the Fallaway Date only for cause, only upon a vote of the majority of the remaining Class B Directors then in office (provided, that, notwithstanding anything in this Agreement to the contrary, prior to the Fallaway Date, GSO shall have the exclusive right to remove the GSO Designee, with or without cause, in its sole discretion), and (y) from and after the Fallaway Date, with or without cause, only upon the vote of a majority of the Common Shares.

(vii) Any Director may resign at any time by giving written notice of such Director’s resignation to the Board of Directors. Any such resignation shall take effect at the time the Board of Directors receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of Directors of such Director’s resignation shall not be necessary to make such resignation effective.

(viii) [Intentionally omitted.]

(ix) Directors need not be Members. The Board of Directors may, from time to time, and by the adoption of resolutions, establish qualifications for Directors; provided, that prior to the Fallaway Date, no such qualifications shall apply to the Class B Directors unless approved by a majority of the Class B Directors.

(x) The Executive Chairman of the Board of Directors, if any, shall be chosen from among the Class A Directors by a vote of the Directors. The Executive Chairman of the Board of Directors shall preside, if present, at all meetings of the Board of Directors and the Members and shall perform such additional functions and duties as the Board of Directors may prescribe from time to time. The Directors may also elect from among the Class A Directors an Executive Vice Chairman of the Board of Directors to act in the place of the Executive Chairman of the Board of Directors upon his or her absence or disability, or in the event that it is impractical for the Executive Chairman of the Board of Directors to act personally.

(xi) The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company in their capacity as Directors.

(xii) Regular quarterly meetings of the Board of Directors shall be held at such time and place as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular quarterly meetings shall not be required. A special meeting of the Board of Directors may be called at any time at the request of the Executive Chairman of the Board of Directors or at least two of the Directors then in office.

(xiii) Written notice of all special meetings of the Board of Directors must be given to all Directors at least forty-eight (48) hours prior to such special meeting, or upon such shorter notice as may be approved by all of the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if (a) in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (b) when received, as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or such member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present, and any Director may waive the requirement of such notice as to such Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when the Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(xiv) Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(xv) Any meeting of the Board of Directors may be held in person or by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(xvi) A majority of all Directors present in person or participating in accordance with Section 7.1(e)(xv), shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting without further notice. Except as otherwise provided by the Delaware Act, applicable law or in this Agreement, the act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

(xvii) [Intentionally omitted.]

(xviii) The Board of Directors may establish one or more committees of the Board of Directors, which shall consist of one or more Directors, and may delegate any of its responsibilities to such committees, except as prohibited by the Delaware Act or otherwise by applicable law; provided, however, that the Board of Directors shall not be entitled to delegate to any committee any Non-Delegated Duty without the express consent of all the Class B Directors. The Board of Directors shall establish a Nominating and Governance Committee and a Conflicts Committee. A majority of any committee, present in person or participating in accordance with Section 7.1(e)(xv), shall constitute a quorum for the transaction of business of such committee. Except as otherwise provided by the Delaware Act, applicable law or in this Agreement, the act of a majority of committee members present at a meeting at which a quorum is present shall be the act of such committee. A majority of any committee may determine its action and fix the time and place of its meetings unless the Board of Directors shall otherwise provide. Notice of meetings shall be given to each member of the committee in the manner provided for in Section 7.1(e)(xii) or 7.1(e)(xiii). The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any committee (other than the Conflicts Committee).

(xix) Prior to the Fallaway Date, the Conflicts Committee of the Board of Directors shall be comprised solely of Class B Directors and before and after the Fallaway Date shall have the following responsibilities, as well as any other responsibilities as shall be delegated to it by the Board of Directors:

(1) promptly after its formation, the Conflicts Committee shall review the current methodology by which ATLS or Management allocates its, its Affiliates’ and the Company’s and its Subsidiaries’ general and administrative costs (including corporate overhead) to the Company or any of its Subsidiaries (with ATLS or Management providing (and the Series A Shareholder shall cause each such Person, as applicable, to provide) sufficient supporting documentation to facilitate such review) and either approve such methodology (such approval not to be unreasonably withheld or delayed) or revise such methodology in good faith to reflect a fair, reasonable and appropriate allocation of such costs;

(2) approving any proposed changes to the then current methodology by which ATLS or Management will allocate its, its Affiliates’ and the Company’s and its Subsidiaries’ general and administrative costs (including corporate overhead) to the Company or any of its Subsidiaries (such approval not to be unreasonably withheld or delayed);

(3) approving any new or additional management compensation agreements or arrangements of the Named Executive Officers (other than (x) those pursuant to the Initial Compensation Arrangements, and (y) allocation of the remaining awards under the Management Incentive Plan to any employee or officer that is not a Named Executive Officer) the cost of which will be allocated to Opco (such approval not to be unreasonably withheld or delayed); provided, however, any increase in salary of any Named Executive Officer must be approved by the Conflicts Committee. For the avoidance of doubt, notwithstanding the foregoing, none of (i) the Initial Compensation Arrangements, (ii) the allocation of the remaining awards under the Management Incentive Plan to any Officer or employee who is not a Named Executive Officer or (iii) the costs of any of the foregoing, shall require approval by the Conflicts Committee for any reason, including in order for such costs to be allocated to Opco or the Company under the Omnibus Agreement;

(4) providing any approval of the Conflicts Committee under Section 7.6(b)(iii);

(5) approving any modifications or amendments to or waiving any right of the Company under the Omnibus Agreement or Delegation Agreement; and

(6) waiving any of the Company’s notice or other rights under the Tax Matters Agreement dated as of the Closing Date.

The holder of Series A Preferred Share shall provide (or cause to be provided) the Conflicts Committee with such supporting documentation as the Conflicts Committee shall reasonably request in connection with its consideration of such allocation methodologies or any material modification thereof and the Conflicts Committee shall be entitled to, acting through the Company, exercise the Audit Right (as defined in the Omnibus Agreement) in connection with such consideration.

(xx) Unless otherwise restricted by applicable law, the Board of Directors shall have the authority to fix the compensation of the Directors; provided that the Board of Directors may not reduce the compensation paid to the Class B Directors without the approval of a majority of such Class B Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or other compensation as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may also be paid their expenses, if any, of and allowed compensation for attending committee meetings.

(f) The Board of Directors (with the approval of all the Class B Directors until the Fallaway Date) may adopt a “poison pill” or unitholder or other similar rights plan with respect to the Company, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(g) Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Company Securities or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the other agreements described in or filed as exhibits to the Disclosure Statement that are related to the transactions contemplated by the Disclosure Statement, including the Initial Compensation Arrangements, the Delegation Agreement (and the Delegation), and the Omnibus Agreement; (ii) agrees that the Board of Directors (on its own or through any Officer of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Disclosure Statement on behalf of the Company without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Company Securities or is otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Company, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, including the Initial Compensation Arrangements, the Delegation Agreement (and the Delegation), and the Omnibus Agreement, shall not constitute a breach by the Board of Directors of any Officer of any duty that the Board of Directors or any Officer may owe the Company or the Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Duties.

Except as expressly set forth in this Agreement, neither the Board of Directors nor any Director or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company, any Group Member or any Member, and the Members agree that the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Board of Directors or any other Indemnitee otherwise existing at law or in equity, replace such other duties and liabilities of the Board of Directors or such other Indemnitee. The Members and any other Person who acquires an interest in a Company Security or any other Person who is bound by this Agreement shall be deemed to have expressly approved this Section 7.2.

Section 7.3 Certificate of Formation.

The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The Board of Directors shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the Board of Directors determines such action to be necessary or appropriate, the Board of Directors shall direct the appropriate Officers to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

Section 7.4 Restrictions on the Board of Directors’ Authority.

(a) Except as provided in Section 4.7, the last sentence of Section 12.1, Section 13.3(d) and Section 13.3(e), without the approval of the holders of a majority of the Outstanding Common Shares, the Board of Directors may not:

(i) sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions; provided, however, that this provision shall not preclude or limit the Board of Director’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of any such encumbrance;

(ii) elect to dissolve or cause the dissolution of the Company or Opco;

(iii) merge, consolidate or otherwise combine the Company with or into another Person (other than any such transaction that would not require approval of the acquiring company equityholders under the rules of the New York Stock Exchange if the Company were listed on the New York Stock Exchange, regardless of whether the Company is so listed);

(iv) enter into or approve any Plan of Conversion;

(v) make any election for the Company to be treated as any entity other than a corporation for U.S. federal income or applicable state tax purposes;

(vi) approve any matter requiring approval of the holders of Common Shares under Section 7.1(d) or 12.1 of the Opco LLC Agreement; and

(vii) amend any term or provision of this Agreement or the limited liability company agreement of Opco (by merger, consolidation, recapitalization, by operation of law or otherwise); provided, however, that no amendment or modification to this Agreement (whether by merger, consolidation, or otherwise, other than a Permitted Exit Amendment, as to which no vote of the Series A Preferred Share shall be required) that would require the prior written consent of the holder of the Series A Preferred Share under Section 5.7(b)(iv) shall be effectuated without such consent.

(b) Notwithstanding anything to the contrary or permitted in this Agreement, for so long as GSO or any of its Affiliates, including any GSO Fund, is a Member and holds any Second Lien Debt, without the prior written approval of GSO (in its capacity as a Member), in its sole discretion, including for the avoidance of doubt, taking into consideration its interests as a holder of Second Lien Debt or creditor to the Company, free of any duty or obligation whatsoever to the Company or any Member and without any requirement to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, the Board of Directors may not approve, and the Company may not consummate or permit the occurrence of, or otherwise enter into any agreement with respect to the consummation or occurrence of, (i) a Restricted Refinancing (other than any modification, amendment, refinancing or replacement of the Second Lien Facility), or (ii) any amendment, supplement or other modification of any DQ List to remove any institution therefrom. The Company and the Members agree that a breach of this Section 7.4(b) by the Company may cause irreparable damage to GSO and its Affiliates, including the GSO Funds, including, without limitation, in the respective capacities as holders of Second Lien Debt or creditors to the Company, for which such Persons will not have an adequate remedy at law. Therefore, the right of GSO to consent to such actions in this Section 7.4(b) shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement, and to any other remedy to which GSO and its Affiliates, including the GSO Funds, are entitled at law or in equity. The Company and the Members, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by GSO and its Affiliates, including the GSO Fund, under this Section 7.4(b).

(c) Notwithstanding anything to the contrary or permitted in this Agreement, including, without limitation, section 3.4(c) hereof, for so long as GSO or any of its Affiliates, including any GSO Fund, is a Member and holds any Second Lien Debt, without the prior written approval of GSO (in its capacity as a Member), such determination to be made in good faith and such approval not to be unreasonably withheld or delayed, the Board of Directors may not approve, and the Company may not consummate, any change to the then current methodology by which ATLS or Management will allocate its, its Affiliates’ and the Company’s and its Subsidiaries’ general and administrative costs (including corporate overhead) to the Company or any of its Subsidiaries.

Section 7.5 Officers.

(a) The Board of Directors shall elect one or more persons to be officers of the Company (“Officers”) to assist in carrying out the Board of Directors’ decisions and the day-to-day activities of the Company; provided, that pending the election of Officers by the Board of Directors, the individuals set forth on Schedule I to this Agreement shall constitute the Officers (with the titles set forth on Schedule I and the authority and duties specified in this Agreement) and such Officers shall be deemed to have been elected by the Board of Directors for all other purposes of this Agreement. Officers are not “managers” as that term is used in the Delaware Act. Any individuals who are elected as Officers shall serve at the pleasure of the Board of Directors and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board of Directors from time to time. The salaries or other compensation, if any, of the Officers shall be fixed by the Board of Directors.

(b) The Officers may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Chief Legal Officer, a Secretary and such other Officers as the Board of Directors from time to time may deem proper, and the Officers may include an Executive Chairman of the Board and an Executive Vice Chairman of the Board. All Officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Section 7.5.

(c) Chief Executive Officer. The Chief Executive Officer, who may be the Executive Chairman (or Executive Vice Chairman) of the Board of Directors and/or the President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board of Directors from time to time.

(d) President. The President shall, subject to the control of the Board of Directors and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President may sign any deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The President shall perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board of Directors from time to time.

(e) Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board of Directors from time to time.

(f) Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer may from time to time determine. The Chief Financial Officer shall render to the Board of Directors, the Chief Executive Officer and the President, whenever any of them request it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time. The Chief Financial Officer shall have the same power as the President and Chief Executive Officer to execute documents on behalf of the Company.

(g) Chief Legal Officer. The Chief Legal Officer shall be the principal legal officer of the Company. The Chief Legal Officer shall have general direction of and supervision over the legal affairs of the Company and shall advise the Board of Directors and the officers of the Company on all legal matters. The Chief Legal Officer shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time. The Chief Legal Officer shall have the same power as the President and Chief Executive Officer to execute documents on behalf of the Company.

(h) Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the Company and of the Members. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board of Directors from time to time.

(i) Other Officers and Agents. The Board of Directors may from time to time elect such other Officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company. Such other Officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board of Directors, as the case may be from time to time. The Chief Executive Officer may from time to time appoint one or more Assistant Secretaries or other Officers as may be necessary or desirable in the conduct of ministerial affairs of the Company, and such other Officers and agents appointed by the Chief Executive Officer shall have such ministerial duties and hold their offices for such terms as shall be prescribed by the Chief Executive Officer from time to time. The Board of Directors may from time to time delegate the powers or duties of any Officer to any other Officers or agents, notwithstanding any provision of this Section 7.5.

(j) Election and Term of Office. The Officers shall be elected from time to time by the Board of Directors and shall each hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 7.5(k) (or, in the case of any Assistant Secretary or other Officer referred to in the third sentence of Section 7.5(i), be elected from time to time by the Board of Directors or the Chief Executive Officer). No Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

(k) Removal. Any Officer elected, or agent appointed, by the Board of Directors may be removed, with or without cause, by the affirmative vote of a majority of the Board of Directors; provided, however, any removal of a Named Executive Officer of the Company or of Opco shall require the affirmative vote of a majority of the whole Board of Directors. Any Officer elected, or agent appointed, by the Chief Executive Officer may be removed, with or without cause, by the affirmative vote of a majority of the Board of Directors or by the Chief Executive Officer. No Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

(l) Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board of Directors for the unexpired portion of the term.

(m) Subsidiaries. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President or any Officer of the Company authorized by the Chief Executive Officer shall have the power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of the Members of or with respect to any action of equity holders of any other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other entities; provided, however, that no such Officer shall take any such action with respect to any Non-Delegated Duty without first obtaining the Relevant Board Approval.

Section 7.6 Outside Activities.

(a) Except as provided for in Section 7.6(b) or pursuant to the terms of any agreement between a Named Executive Officer, on the one hand, and any member of the Company Group, on the other hand:

(i) Each Unrestricted Person (other than Management) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to the Company, any Group Member, any Member, any Person who acquires an interest in a Company Security or other person who is bound by this Agreement. None of any Group Member, any Member or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(ii) Notwithstanding anything else to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person in accordance with the provisions of this Section 7.6 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach by the Unrestricted Persons of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to the Company, any Group Member, any Member, any Person who acquires an interest in a Company Security or other person who is bound by this Agreement for the Unrestricted Persons (other than Management) to engage in such business interests and activities in preference to or to the exclusion of the Company or any other Group Member and (iii) the Unrestricted Persons (including Management) shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, to present business opportunities to the Company or any other Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including Management). No Unrestricted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company, and such Unrestricted Person (including Management) shall not be liable to the Company, any Group Member, any Member, any Person who acquires an interest in a Company Security or other person who is bound by this Agreement for breach of this Agreement or any duty otherwise existing at law, in equity or otherwise or obligation of any type whatsoever, by reason of the fact that such Unrestricted Person (including Management) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company.

(iii) Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting, modifying or eliminating any duty that might otherwise, as a result of the law of the State of Delaware or any other applicable law, be owed by the Board of Directors or any Director to the Company, any Group Member, any Member, any Person who acquires an interest in a Company Security or other person who is bound by this Agreement, or to constitute a waiver or consent by the Company, any Group Member, any Member, any Person who acquires an interest in a Company Security or other person who is bound by this Agreement, then in each case such provisions shall be deemed to have been approved by such Persons.

(b) Notwithstanding anything to the contrary in this Agreement, for so long as it or any of its Affiliates beneficially own the Series A Preferred Share, the Series A Shareholder shall not, directly or indirectly, and shall cause its Affiliates not to engage, directly or indirectly, in any of the following activities, other than by or through a Group Member:

(i) sponsor any Tax-Advantaged Drilling Partnership for the purpose of raising funds from investors to finance developmental drilling activities;

(ii) manage or operate any Tax-Advantaged Drilling Partnership; or

(iii) own any interest in any Tax-Advantaged Drilling Partnership; provided, however, that notwithstanding the foregoing, any officer, director or employee of the holder of the Series A Preferred Share (or of any Affiliate thereof) who otherwise would be restricted by this Section 7.6(b) shall be entitled to (x) continue to own any limited partner interest in any Tax-Advantaged Drilling Partnership held by such Person on the date hereof and (y) acquire and own any limited partner interest in any Tax-Advantaged Drilling Partnership with the approval of the Conflicts Committee.

Section 7.7 Loans or Contributions from the Company or Group Members.

(a) The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the Board of Directors.

(b) No borrowing by any Group Member or the approval thereof by the Board of Directors shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the Board of Directors to the Company or the Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the Members.

Section 7.8 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

(c) The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of then Outstanding Company Securities entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the Board of Directors shall determine, against any Liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such Liability under the provisions of this Agreement.

(e) For purposes of this Section 7.8, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal Liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(h) The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any other Persons who acquire an interest in a Company Security or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. The Members, any other Person who acquires an interest in a Company Security and any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Company, each waive any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Member or other Person.

(b) Subject to its obligations and duties as Board of Directors set forth in Section 7.1(a), the Board of Directors may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Board of Directors shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties and liabilities relating thereto to the Company, the Members, any Person who acquires an interest in a Company Security or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Company’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Company, to any Member, to any other Person who acquires an interest in a Company Security or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

Section 7.10 Standards of Conduct and Modification of Duties.

(a) Whenever the Board of Directors or any committee of the Board of Directors or any Officer, makes a determination or takes or declines to take any other action, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Board of Directors, such committee or such Officer shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity (including fiduciary standards). A determination, other action or failure to act by the Board of Directors, any committee of the Board of Directors, or any Officer, including in the context of a potential conflict of interest, will be deemed to be in good faith unless the applicable party believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member, any Person who acquires an interest in a Company Security or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interests described in the Disclosure Statement and any actions of the Board of Directors or any committee of the Board of Directors or any Officer taken in connection therewith are hereby approved by all Members and shall not constitute a breach of this Agreement or any duty hereunder or existing at law, in equity or otherwise.

(b) The Members, each Person who acquires an interest in a Company Security and each other Person who is bound by this Agreement hereby authorize the Board of Directors, on behalf of the Company as a partner or member of a Group Member, to take, or approve actions by the board of directors, general partner or managing member of such Group Member, similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.10.

(c) Nothing in this Section 7.10 shall be deemed to expand any duties or liabilities of the Board of Directors, its Affiliates or any other Indemnitee to the Company, any Group Member, any Member, any Person who acquires an interest in a Company Security or other person who is bound by this Agreement for breach of this Agreement, to the extent that those duties or liabilities shall have been limited pursuant to Section 7.2 or 7.6 or this Section 7.10.

Section 7.11 Other Matters Concerning the Board of Directors and Officers.

(a) The Board of Directors, any committee of the Board of Directors and Officers may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Board of Directors, any committee of the Board of Directors and Officers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Board of Directors, any committee of the Board of Directors or Officers reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The Board of Directors and any committee of the Board of Directors shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized Officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member. Each such attorney shall, to the extent provided by the Board of Directors or any committee of the Board of Directors in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Board of Directors or any committee of the Board of Directors hereunder.

Section 7.12 Purchase or Sale of Company Securities; Transfer Restrictions.

The Board of Directors may cause the Company to purchase, directly or indirectly transfer or otherwise acquire Company Securities. As long as Company Securities are held by the Company, such Company Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Series A Shareholder shall not sell, assign, transfer, convey, exchange, or otherwise dispose of the Series A Preferred Share without the prior consent of a majority of the Class B Directors; provided, however, that the foregoing shall not preclude or limit the Series A Shareholder’s ability to mortgage, pledge, hypothecate or grant a security interest in the Series A Preferred Share; provided further, however, that any forced sale of the Series A Preferred Share pursuant to the foreclosure of any such encumbrance shall constitute a transfer for purposes of this sentence. Any transfer or purported transfer of the Series A Preferred Share not made in accordance with this Section 7.12 shall be null and void.

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors or any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each of the Members, each other Person who acquires an interest in a Company Security and each other Person who is bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors or any such Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 7.14 Resolution of Conflicts of Interest.

Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the holder of Series A Preferred Share or any of its Affiliates (other than the Company, any Group Member or any Member) or any Class B Director or any Affiliate of such Director, on the one hand, and the Company, any Group Member or any Member, on the other, any resolution or course of action by the Board of Directors in respect of such conflict of interest shall conclusively be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, or of any agreement contemplated herein, or of any duty stated hereunder or implied by law or equity or otherwise, if the resolution or course of action in respect of such conflict of interest complies with Section 7.1(c), if applicable, and is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Shares (excluding (x) Common Shares owned by the holder of the Series A Preferred Share and its Affiliates, in the case of a potential conflict of interest between the holder of Series A Preferred Share or any of its Affiliates (other than the Company, any Group Member or any Member), on the one hand, and the Company, any Group Member or any Member, on the other, and (y) Common Shares owned by the applicable Class B Director or any Affiliate of such Director, in the case of a potential conflict of interest between such Class B Director or any Affiliate of such Director, on the one hand, and the Company, any Group Member or any Member, on the other), (iii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company and its Subsidiaries). The Board of Directors shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Common Shareholder approval of such resolution, and the Board of Directors may also adopt a resolution or course of action that has not received Special Approval or Shareholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Shareholder approval is sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in either case, in any proceeding brought by or on behalf of any Member or by or on behalf of the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, (i) the provisions of this Section 7.14 or any other provision of this Agreement shall in no way eliminate or modify the approval requirements of Section 7.1(c) of this Agreement if otherwise applicable to such matter or transaction and (ii) the existence of the conflicts of interest described in the Disclosure Statement and any actions of the Board of Directors taken in connection therewith are hereby approved by all Members and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise. The Members, each Person who acquires an interest in any Company Security and each other Person who is bound by this Agreement hereby authorize the Board of Directors, on behalf of the Company as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.14. Nothing in this Section 7.14 shall be deemed to expand any duties or liabilities of the Board of Directors or any other Indemnitee to the Company, any Group Member, any Member, any Person who acquires any Company Security or other person who is bound by this Agreement for breach of this Agreement, to the extent that those duties or liabilities shall have been limited pursuant to the terms of this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Record Holders of Shares or other Company Securities, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Company shall not be required to keep books maintained on a cash basis, and the Board of Directors shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the Board of Directors determines to be necessary or appropriate.

Section 8.2 Fiscal Year.

The fiscal year of the Company shall be a calendar year ending December 31.

Section 8.3 Reports.

(a) Subject to Section 3.4(b), the Board of Directors shall cause to be furnished or made available, by any reasonable means (including posting on or making accessible through the Company’s or the Commission’s website), to each Record Holder of a Company Security as of a date selected by the Board of Directors (such selection being a Non-Delegated Duty), all annual financial information that would be required to be filed with the Commission in an Annual Report on Form 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” and a report on the financial statements included thereon by the Company’s independent auditors selected by the Board of Directors (such selection being a Non-Delegated Duty), which financial information shall be furnished or made available within the time period for such reports specified in the Commission’s rules and regulations (or, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, within 15 days after a non-accelerated filer would be required to file, including any extension period under Rule 12b-25 under the Exchange Act).

(b) Subject to Section 3.4(b), the Board of Directors shall cause to be furnished or made available, by any reasonable means (including posting on or making accessible through the Company’s or the Commission’s website), to each Record Holder of a Company Security, as of a date selected by the Board of Directors in its discretion (such selection being a Non-Delegated Duty), all quarterly financial information that would be required to be filed with the Commission in a Quarterly Report on Form 10-Q if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which financial information shall be furnished or made available within the time period for such reports specified in the Commission’s rules and regulations (or, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, within 15 days after a non-accelerated filer would be required to file, including any extension period under Rule 12b-25 under the Exchange Act), or as the Board of Directors determines to be necessary or appropriate (such determination being a Non-Delegated Duty).

(c) With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Company agrees, at all times after the date that the Company becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act (including any successor rule, “Rule 144”);

(ii) file with the Commission, to the extent the Commission will accept such filings, in a timely manner all reports and other documents required of the Company under the Exchange Act at any time that it is subject to the reporting requirements under the Exchange Act;

(iii) furnish to each holder of Common Shares forthwith upon request a copy of the most recent annual or quarterly report of the Company, if any, and such other reports and documents so filed as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any such securities without registration; provided that the Company need not furnish any report or documentation to the extent such report or documentation are available on the Commission’s website; and

(iv) subject to Section 3.4(b), take such further action as any holder of Common Shares may reasonably request, all to the extent required from time to time to enable the holders to sell Common Shares without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 8.4 Exchange Act Filings; NYSE Listing.

(a) Starting as soon as practicable, the Company will use its commercially reasonable efforts to file with the Commission, if the Commission will accept such filings, current and periodic reports under the Exchange Act as if the Company was required to file such report under Section 13 or Section 15(d) under the Exchange Act and the related rules and regulations of the Commission.

(b) The Company will use its commercially reasonable efforts to list the Common Shares on the New York Stock Exchange (or other National Securities Exchange approved by the Board of Directors (which shall be a Non-Delegated Duty)) as soon as practicable after the applicable listing standards are satisfied or have been waived.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31.

Section 9.2 Tax Elections.

(a) The Company made an election under Treasury Regulation Section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes effective as of the same date the Company converted into a limited liability company.

(b) Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections permitted by the Code (such election being a Non-Delegated Duty).

Section 9.3 Tax Characterization.

For U.S. federal income tax purposes, no payment made under the Omnibus Agreement will be treated as a capital contribution to the Company or otherwise as a transfer to the Company by a shareholder of the Company in its capacity as a shareholder.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code, Treasury Regulations or any other federal, state or local law (including pursuant to Sections 1441, 1442, 1445, 1446 and Sections 1471-74 of the Code and the Treasury Regulations thereunder) or established under any foreign law. Amounts withheld by the Company pursuant to this Section 9.4 and paid over to the applicable governmental authority shall be treated as having been paid to the Person in respect of whom such with withholding was made.

ARTICLE X

ADMISSION AND WITHDRAWAL OF MEMBERS

Section 10.1 Admission of Members.

(a) By acceptance of the transfer of any Company Securities in accordance with Article IV, including the acceptance of any Company Securities in the Initial Distribution, or the acceptance of any Company Securities issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIII, each transferee of, or other Person acquiring, a Company Security (including any nominee holder or an agent or representative acquiring such Company Securities for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Company Securities so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Company and such Person becomes the Record Holder of the Company Securities so transferred or issued, (ii) shall become bound by and shall be deemed to have agreed to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) represents that such Person has the capacity, power and authority to enter into this Agreement, and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, in each case, with or without execution of this Agreement by such Person. The transfer or issuance of any Company Securities and the admission of any new Member shall not constitute an amendment to this Agreement. A Person may become a Member or a Record Holder of a Company Security without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Company Security and until such Person is reflected in the books and records of the Company as the Record Holder of such Company Security. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.7.

(b) The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Company Security may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Company Security shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Member pursuant to Section 10.1(a).

Section 10.2 Withdrawal of Members. No Member shall have any right to withdraw from the Company; provided, however, that when a transferee of a Member’s Company Security becomes a Record Holder of the Company Security so transferred, such transferring Member shall cease to be a Member with respect to the Company Security so transferred.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1 Dissolution.

The Company shall not be dissolved by the admission of Additional Members in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the Board of Directors that is approved (i) prior to the Fallaway Date, by a majority of the Class B Directors, and (ii) by the holders of a majority of the Outstanding Voting Shares; or

(b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act.

Section 11.2 Liquidator.

Upon dissolution of the Company, the Board of Directors shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Board of Directors) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Voting Shares. The Liquidator (if other than the Board of Directors) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the holders of a majority of the Outstanding Voting Shares. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Voting Shares. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XI, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 11.3 Liquidation.

Subject to Sections 7.1(c) and (d), if applicable, the Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree; provided that no Member agreement is necessary in respect of any pro rata distribution in kind of freely tradable publicly traded securities pursuant to this sentence. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 11.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Member. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Discharge of Liabilities. Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 11.2) and amounts owed to Members otherwise than in respect of their distribution rights under Article VI. With respect to any Liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 11.3(b) shall be distributed to the Members Pro Rata.

Section 11.4 Cancellation of Certificate of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 11.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 11.5 Waiver of Partition.

To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

ARTICLE XII

AMENDMENT OF COMPANY AGREEMENT; MEETINGS; RECORD DATE

Section 12.1 Amendment Procedures.

Amendments to this Agreement may be proposed only by the Board of Directors, or by the Class B Directors in connection with a transaction under Section 7.1(d). To the fullest extent permitted by law, the Board of Directors (including the Class B Directors or any committee of the Board of Directors, in each case, where applicable) shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, free of any duty or obligation whatsoever to the Company or any Member and, in declining to propose or approve an amendment, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment (whether by merger, consolidation or otherwise) shall be effective upon its approval by the Board of Directors or the Class B Directors, as applicable (provided, that a Permitted Exit Amendment shall not become effective unless and until the conditions to effectiveness of such Permitted Exit Amendment set forth therein are satisfied) and the holders of a majority of the Outstanding Voting Shares, unless a greater or different percentage of Outstanding Voting Shares or the approval of the holder of the Series A Preferred Share is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Voting Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Voting Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments. The Board of Directors shall be deemed to have notified all Record Holders as required by this Section 12.1 if it has either (i) filed such amendment on the Commission’s website and such amendment is publicly available on such website or (ii) made such amendment available on any publicly available website maintained by or on behalf of the Company. Each holder of Company Securities agrees that, notwithstanding anything in this Agreement to the contrary other than Section 12.2(b) and Section 12.2(d), (i) prior to the Fallaway Date the Board of Directors (with the approval of a majority of the Class B Directors), without the approval of any holder of Company Securities, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that the Board of Directors (including a majority of the Class B Directors) determines does not adversely affect the holders of Company Securities considered as a whole or any particular class of Company Securities as compared to other classes of Company Securities in any material respect and (ii) the Board of Directors, acting unanimously and without the approval of any holder of Company Securities, may amend Section 7.1(e) in order to meet the applicable listing requirements of any National Securities Exchange.

Section 12.2 Amendment Requirements.

(a) Notwithstanding the provisions of Section 12.1, no provision of this Agreement that establishes a percentage of Outstanding Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect (by merger, consolidation or otherwise) that would have the effect of (i) in the case of any provision of this Agreement other than Section 5.7(b)(viii) reducing such voting percentage or (ii) in the case of Section 5.7(b)(viii) reducing or increasing such percentage, in each of cases (i) and (ii), unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute not less than the voting requirement sought to be reduced or increased.

(b) Notwithstanding the provisions of Section 12.1, no amendment to this Agreement (by merger, consolidation or otherwise) may enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 12.2(c).

(c) Except as provided in Section 13.3(b), any amendment (by merger, consolidation or otherwise) that would have a material adverse effect on the rights or preferences of any class of Company Securities (other than the Series A Preferred Share) in relation to other classes of Company Securities must be approved by the holders of not less than a majority of the then Outstanding Company Securities of the class affected (other than the Series A Preferred Share). For the avoidance of doubt, the foregoing shall not eliminate or modify the requirement to obtain approval of the Series A Shareholder under Section 5.7(b)(iv) with respect to any amendment or modification covered thereby.

(d) Notwithstanding any other provision of this Agreement, except as otherwise provided by Section 13.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Voting Shares, if the Board of Directors determines that such amendment will affect the limited liability of any Member under applicable law of the state under whose laws the Company is organized (it being understood that the Board of Directors may rely on any Opinion of Counsel in making such determination, but no such Opinion of Counsel shall be required).

(e) This Section 12.2 shall only be amended (by merger, consolidation or otherwise) with the approval of the holders of at least 90% of the Outstanding Voting Shares.

(f) Notwithstanding the provisions of Section 12.1, no amendment to this Agreement (by merger, consolidation or otherwise) may alter the rights and obligations (including approval rights) of the Class B Directors (including under Section 7.1(c)) without the consent of all of the Class B Directors.

(g) Notwithstanding the provisions of Section 12.1, for so long as funds advised, managed or sub-advised by GSO or its Affiliates (“GSO Funds”) collectively hold a Percentage Interest of not less than 10% of the Outstanding Common Shares, no amendment to this Agreement (by merger, consolidation or otherwise) may alter the rights and obligations (including approval rights) of GSO with respect to the GSO Designee (including under Section 7.1) without the consent of GSO.

Section 12.3 Shareholder Meetings.

(a) All acts of Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XII.

(b) Special Meetings.

(i) Except as set forth in Sections 5.7(b)(viii) and 7.1(d), special meetings of the Members may be called only by at least three members of the Board of Directors or by a holder or holders holding 35% or more of the Outstanding Common Shares. The special meeting shall be held at a time and place determined by the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Common Shareholders shall call a special meeting by delivering to the Company one or more requests in writing stating that the signing Common Shareholders wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.

(ii) At any special meeting, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the notice of meeting. To be properly brought before a special meeting, proposals of business must be (A) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of at least three members of the Board of Directors or by a holder or holders holding 35% or more of the Outstanding Common Shares or (B) otherwise properly brought before the special meeting by or at the direction of the Board of Directors.

(iii) Without qualification or limitation, subject to any rights of the Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and to this Section 12.3, in the event the Board of Directors calls a special meeting for the purpose of electing one or more directors to the Board of Directors, any Member may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the notice of meeting, provided that such Member (A) is a Member at the time of giving of such notice of such special meeting and at the time of the special meeting, (B) is entitled to vote at such special meeting and (C) gives timely notice of such nomination (including the completed and signed questionnaire, representation and agreement required by Section 12.12), and timely updates and supplements thereof, in each case in proper form, in writing, to the Board of Directors. To be timely, a Member’s notice must:

(E) be delivered to the Board of Directors pursuant to Section 14.1 not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of the special meeting is first made. In no event shall an adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a Member’s notice as described above; and

(F) further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements shall be delivered to the Board of Directors pursuant to Section 14.1 not later than five (5) Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof.

(iv) The nomination procedure described in clause (C) above shall not apply to nominations by holders of Company Securities under Section 7.1(e).

(c) Annual Meetings.

(i) An annual meeting of the Members holding Voting Shares for the election of directors to the Board of Directors and such other matters as the Board of Directors shall submit to a vote of the Members holding Voting Shares shall be held at such date and time as may be fixed from time to time by the Board of Directors at such place within or outside the State of Delaware as may be fixed from time to time by the Board of Directors and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 12.4 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii) At any annual meeting, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (A) specified in the notice of meeting (unless relating to Section 7.1(e) nominations), (B) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors and/or pursuant to Section 7.1(e) or (C) otherwise properly requested to be brought before the annual meeting by a Member in accordance with this Section 12.3 and/or Section 7.1(e). For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a Member to be made at an annual meeting, a Member must (I) be a Member at the time of giving of notice of such annual meeting and at the time of the annual meeting, (II) be entitled to vote at such annual meeting and (III) comply with the procedures set forth in this Section 12.3 and/or Section 7.1(e) as to such business or nomination. The immediately preceding sentence and/or Section 7.1(e) shall be the exclusive means for a Member to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the notice of meeting) before an annual meeting.

(iii) The Members holding Outstanding Common Shares shall vote together as a single class. The Members entitled to vote shall elect by a plurality of the votes cast, in person or by proxy, at such meeting persons to serve on the Board of Directors who are nominated in accordance with the provisions of this Article XII and/or pursuant to Section 7.1(e).

(iv) Without qualification or limitation, subject to any rights of the Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and to this Section 12.3, for any nominations (other than those brought under Section 7.1(e)) or any other business to be properly requested to be brought before an annual meeting by a Member, the Member must have given timely notice thereof (including, in the case of nominations (other than those brought under Section 7.1(e)), the completed and signed questionnaire, representation and agreement required by Section 12.12) in a proper form and timely updates and supplements thereof in writing to the Board of Directors and such business must otherwise be a proper matter for Member action. To be timely, a Member’s notice must:

(G) be delivered to the Board of Directors pursuant to Section 14.1 not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, a Member’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. In no event shall an adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a Member’s notice as described above; and

(H) further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements shall be delivered to the Board of Directors pursuant to Section 14.1 not later than five (5) Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof. The obligation to update and supplement set forth in this paragraph or any other provision of this Section 12.3 shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines hereunder or enable or be deemed to permit a Member who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before an annual meeting.

(v) This Article XII may not be amended except upon the prior approval of Members that hold 66 2⁄3% of the Outstanding Voting Shares.

(d) Notice Requirements. To be in proper form, a Shareholder’s notice given pursuant to this Section 12.3 to the Board of Directors (excluding a nomination under Section 7.1(e)) must include the following, as applicable:

(i) As to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a Shareholder’s notice must set forth: (A) the name and address of such Shareholder, as it appears on the Company’s books, of such beneficial owner, if any, and of their respective Affiliates or Associates or others acting in concert therewith, (B) (I) the class or series and number of Company Securities that are, directly or indirectly, owned beneficially and of record by such Shareholder, such beneficial owner, if any, and their respective Affiliates or Associates or others acting in concert therewith, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Company Security or with a value derived in whole or in part from the value of any Company Security, or any derivative or synthetic arrangement having the characteristics of a long position in any Company Security, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Company Security, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any Company Security, whether or not such instrument, contract or right shall be subject to settlement in the underlying Company Security, through the delivery of cash or other property, or otherwise, and without regard to whether the Shareholder of record, the beneficial owner, if any, or any Affiliates or Associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Shares or Company Securities (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such Shareholder, the beneficial owner, if any, or any Affiliates or Associates or others acting in concert therewith, (III) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Shareholder, such beneficial owner, if any, and their respective Affiliates or Associates or others acting in concert therewith have any right to vote any Company Security, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such Shareholder, such beneficial owner, if any, and their respective Affiliates or Associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Company Security by, manage the risk of share or unit price changes for, or increase or decrease the voting power of, such Shareholder with respect to any Company Security, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Company Security (any of the foregoing, a “Short Interest”), (V) any rights to dividends or distributions on any Company Security owned beneficially by such Shareholder, such beneficial owner, if any, and their respective Affiliates or Associates or others acting in concert therewith that are separated or separable from the underlying Company Security, (VI) any proportionate interest in any Company Security or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Shareholder, such beneficial owner, if any, and their respective Affiliates or Associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (VII) any performance-related fees (other than an asset-based fee) that such Shareholder, such beneficial owner and their respective Affiliates or Associates or others acting in concert therewith is entitled to, based on any increase or decrease in the value of any Company Security or Derivative Instruments, if any, including any such interests held by members of the immediate family sharing the same household with such Shareholder, such beneficial owner and their respective Affiliates or Associates or others acting in concert therewith, (VIII) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such Shareholder, such beneficial owner and their respective Affiliates or Associates or others acting in concert therewith, and (IX) any direct or indirect interest of such Shareholder, such beneficial owner and their respective Affiliates or Associates or others acting in concert therewith in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (C) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Shareholder, such beneficial owner and their respective Affiliates or Associates or others acting in concert therewith, if any, and (D) any other information relating to such Shareholder, such beneficial owner and their respective Affiliates or Associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(ii) If the notice relates to any business other than a nomination of a Director or Directors that the Shareholder proposes to bring before the meeting, a Shareholder’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Shareholder, such beneficial owner, and their respective Affiliates or Associates or others acting in concert therewith, if any, in such business, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a description of all agreements, arrangements and understandings between such Shareholder, beneficial owner and their respective Affiliates or Associates acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder;

(iii) As to each person, if any, whom the Shareholder proposes to nominate for election or reelection to the Board of Directors, a Shareholder’s notice must, in addition to the matters set forth in paragraph (i) above, also: (A) set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (B) set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate or Associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (C) include a completed and signed questionnaire, representation and agreement required by Section 12.12. In addition, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee.

(e) Notwithstanding anything in this Agreement to the contrary, with respect to any meeting of Shareholders called by the Class B Directors pursuant to Section 5.7(b)(viii) or Section 7.1(d), any references to the Board of Directors in Articles XII or XIII shall be deemed to mean a majority of the Class B Directors.

Section 12.4 Notice of a Meeting.

Notice of a meeting called pursuant to Section 12.3 shall be given to the Record Holders of the class or classes of Company Securities for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 14.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 12.5 Record Date.

For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members or to give approvals without a meeting as provided in Section 12.10 the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any U.S. federal securities laws or any National Securities Exchange on which the Company Securities are listed or admitted for trading, in which case such U.S. federal securities laws or the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Members are requested in writing by the Board of Directors to give such approvals. If the Board of Directors does not set a Record Date, then (x) the Record Date for determining the Members entitled to notice of or to vote at a meeting of the Members shall be the close of business on the day immediately preceding the day on which notice is given, and (y) the Record Date for determining the Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company in care of the Board of Directors in accordance with Section 12.10.

Section 12.6 Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XII.

Section 12.7 Waiver of Notice; Approval of Meeting.

The transactions of any meeting of Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when the Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 12.8 Quorum and Voting.

The holders of a majority of the Outstanding Voting Shares of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Members of such class or classes unless any such action by the Members requires approval by holders of a greater percentage of such Voting Shares, in which case the quorum shall be such greater percentage. At any meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Members holding Outstanding Voting Shares that in the aggregate represent a majority of the Outstanding Voting Shares cast, in person or by proxy, at such meeting shall be deemed to constitute the act of all Members, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Members holding Outstanding Voting Shares that in the aggregate represent at least such greater or different percentage shall be required. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Voting Shares specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Voting Shares cast at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 12.6.

Section 12.9 Conduct of a Meeting.

The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article XII, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 12.10 Action Without a Meeting.

If authorized by the Board of Directors, any action that may be taken at a meeting of the Members may be taken without a meeting, without prior notice and without a vote, if an approval in writing setting forth the action so taken is signed by Members owning not less than the minimum percentage of the Outstanding Voting Shares that would be necessary to authorize or take such action at a meeting at which all the Members were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Voting Shares are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Members who have not approved in writing. The Board of Directors may specify that any written ballot submitted to Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Board of Directors. If a ballot returned to the Company does not vote all of the Voting Shares held by the Members, the Company shall be deemed to have failed to receive a ballot for the Voting Shares that were not voted. If action by written consent is not specifically authorized by the Board of Directors, any action required or permitted to be taken by the Members must be effected at an annual or special meeting of Members and may not be effected by any consent in writing by such Members.

Section 12.11 Voting and Other Rights.

(a) Only those Record Holders of the Outstanding Voting Shares on the Record Date set pursuant to Section 12.5 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at (in person or by proxy), a meeting of Members or to act with respect to matters as to which the holders of the Outstanding Voting Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Shares.

(b) With respect to Voting Shares that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Voting Shares are registered, such other Person shall, in exercising the voting rights in respect of such Voting Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Voting Shares in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 12.11(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Each Member holding Voting Shares shall be entitled to one vote for each Outstanding Share that is registered in the name of such Member on the Record Date for such meeting; provided, however, that the Company shall not be entitled to vote Shares that are owned, directly or indirectly, by the Company, and any such Shares that are not entitled to be voted pursuant to this provision shall not be deemed to be Outstanding for purposes of determining a quorum under Section 12.8.

Section 12.12 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 12.3 unless pursuant to Section 7.1(e)) to the Board of Directors pursuant to Section 14.1 (A) a written questionnaire with respect to the background and qualification of such nominated person (which questionnaire shall be provided by the Company upon written request), and (B) a written representation and agreement (in the form provided by the Company upon written request) that such person (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s duties under applicable law, and (b) would be in compliance, if elected as a Director, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company. The foregoing requirement to deliver a questionnaire under clause (A) above shall apply to any nominees of holders of Company Securities under Section 7.1(e), but clause (B) shall not apply to such nominations.

ARTICLE XIII

MERGER, CONSOLIDATION OR CONVERSION

Section 13.1 Authority.

The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement or plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIII. It is expressly agreed that any merger or consolidation of any member of the Company Group (other than the Company) shall not be subject to the requirements of this Article XIII.

Section 13.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article XIII requires the prior approval of the Board of Directors or, in the case of a merger or consolidation prior to the Fallaway Date, a majority of the Class B Directors; provided, however, that, to the maximum extent permitted by law, the Board of Directors (or the Class B Directors, as applicable) shall have no duty or obligation to approve any merger, consolidation or conversion of the Company and may decline to do so free of any duty or obligation whatsoever to the Company or any Member and, in declining to approve a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the Board of Directors (or the Class B Directors, as applicable) shall determine to approve the merger or consolidation, the Board of Directors (or the Class B Directors, as applicable) shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) subject to Section 5.7(b)(vi), the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 13.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the Board of Directors determines to be necessary or appropriate.

(c) If the Board of Directors shall determine to approve the conversion, the Board of Directors may approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.

Section 13.3 Approval by Members.

(a) Except as provided in Section 13.3(d) and 13.3(e), the Board of Directors (or Class B Directors, as applicable), upon its approval of the Merger Agreement or the Board of Directors, upon its approval of the Plan of Conversion, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Members whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 13.3(d) and 13.3(e), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Outstanding Voting Shares.

(c) Except as provided in Sections 13.3(d) and 13.3(e), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or the certificate of conversion pursuant to Section 13.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIII, the Board of Directors is permitted without Member approval, to convert the Company into a new limited liability entity, to merge the Company into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity that is taxed as a corporation for U.S. federal income tax purposes and (iii) the governing instruments of the new entity provide the Members and the Board of Directors with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIII, the Board of Directors is permitted, without Member approval, to merge or consolidate the Company with or into another entity if (i) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Member as compared to its limited liability under the Delaware Act, (ii) the merger or consolidation would not result in an amendment to this Agreement, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Share Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Company after the effective date of the merger or consolidation and (v) the number of Company Securities to be issued by the Company in such merger or consolidation does not exceed 20% of the Company Securities Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Members are not entitled to dissenters’ rights of appraisal in the event of a merger or consolidation pursuant to Section 13.1, a sale of all or substantially all of the assets of the Company, or any other transaction or event.

Section 13.4 Certificate and Effect of Merger or Conversion.

(a) Upon the required approval, if any, by the Board of Directors (or, the case of a merger or consolidation prior to the Fallaway Date, a majority of the Class B Directors, as applicable) and the Shareholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

(b) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c) At the effective time of the conversion:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Company or by or against any of the Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Company Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(d) A merger, consolidation or conversion effected pursuant to this Article XIII shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 13.5 Amendment of Company Agreement.

Pursuant to Section 18-209(f) of the Delaware Act, an agreement or plan of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, after approval (by vote or written consent) of such agreement or plan of merger or consolidation by the holders of more than 50% of the Outstanding Voting Shares (whether or not such vote or consent is otherwise required by this Agreement) and subject to compliance with Section 5.7(b), Section 7.4 and Section 12.2, (a) effect any amendment to this Agreement or (b) effect the adoption of a new limited liability company agreement for a limited liability company if it is the Surviving Business Entity, which shall be deemed an amendment to this Agreement for purposes of this Agreement and shall be subject to any approval requirements with respect thereto under Section 5.7(b)(iv). Any such amendment or adoption made pursuant to this Article XIII shall be effective at the effective time or date of the merger or consolidation; provided, that a Permitted Exit Amendment shall not become effective unless and until the conditions to effectiveness of such Permitted Exit Amendment set forth therein are satisfied.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Addresses and Notices; Written Communications.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Company Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Company Securities by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Member shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 14.1 executed by the Company, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.3. The Board of Directors and the Officers may rely on and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine. The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 14.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 14.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 14.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 14.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 14.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 14.7 Third-Party Beneficiaries.

Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 14.8 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Member’s interest pursuant to Section 10.1(a), without execution hereof.

Section 14.9 Applicable Law; Forum; Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Members and each Person holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that, unless the Company (through the approval of the Board of Directors (such approval being a Non-Delegated Duty)) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a duty owed by any director, officer or other employee of the Company or any Indemnitee, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, such claims, suits, actions or proceedings may be brought in another state or federal court sitting in the State of Delaware;

(ii) irrevocably submits, unless the Company (through the approval of the Board of Directors (such approval being a Non-Delegated Duty)) consents in writing to the selection of an alternative forum, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, it irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware;

(iii) irrevocably agrees not to, and irrevocably waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware (unless the Company (through the approval of the Board of Directors (such approval being a Non-Delegated Duty)) consents in writing to the selection of an alternative forum) or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed (unless the Company (through the approval of the Board of Directors (such approval being a Non-Delegated Duty)) consents in writing to the selection of an alternative forum); provided that if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, then it irrevocably agrees not to, and irrevocably waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of any state or federal court sitting in the State of Delaware, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 14.10 Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 14.11 Consent of Members.

Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 14.12 Facsimile and PDF Signatures.

The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the Transfer Agent and registrar of the Company on certificates representing Common Shares is expressly permitted by this Agreement.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ATLAS RESOURCE PARTNERS, L.P.

By:	/s/ Jeffrey M. Slotterback

Name:	Jeffrey M. Slotterback

Title:	Chief Financial Officer

TITAN ENERGY, LLC

By:	/s/ Jeffrey M. Slotterback

Name:	Jeffrey M. Slotterback

Title:	Chief Financial Officer

[Signature Page to Titan Energy, LLC Amended and Restated Limited Liability Company Agreement]

Schedule I

Name	Position

Edward E. Cohen	Executive Chairman

Jonathan Z. Cohen	Executive Vice Chairman

Daniel C. Herz	Chief Executive Officer

Mark D. Schumacher	President

Dave Leopold	Chief Operating Officer

Freddie M. Kotek	Senior Vice President, Investment Partnership Division

Betsy Toney	Vice President, Finance

Scott Barnett	Vice President, Tax

Robin Harris	Vice President, Human Resources

Jeffrey M. Slotterback	Chief Financial Officer

Matthew J. Finkbeiner	Chief Accounting Officer

Lisa Washington	Vice President, Chief Legal Officer and Corporate Secretary

Michael Downs	Vice President – Operations

Sypy Thomas	Vice President – Energy Marketing

Rene S. Pierre	Vice President – Drilling

John W. Crook	Vice President – Environment, Health and Safety

Bobby Cayton	Vice President – Appalachia Operations

Caleb Francis	Vice President – Eagle Ford Operations

Chris Walker	Vice President – North Texas Operations, Mid-Continent and Non-Op

Joel S. Heiser	General Counsel and Assistant Secretary

Julie H. Wilson	Associate General Counsel and Assistant Secretary

Schedule I - 1